Exhibit 19.4.4

EXECUTION VERSION

AGREEMENT

DATED          JULY 2012

U.S.$1,000,000,000

SYNDICATED LOAN FACILITY

for

ANGLOGOLD ASHANTI HOLDINGS PLC

and

ANGLOGOLD ASHANTI USA INCORPORATED

with

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, THE BANK OF TOKYO-

MITSUBISHI UFJ, LTD., BARCLAYS BANK PLC, CANADIAN IMPERIAL BANK OF

COMMERCE, LONDON BRANCH, CHINA CONSTRUCTION BANK CORPORATION,

JOHANNESBURG BRANCH, CITIBANK, N.A., LONDON BRANCH, COMMONWEALTH BANK

OF AUSTRALIA, DEUTSCHE BANK AG, LONDON BRANCH, GOLDMAN SACHS

INTERNATIONAL, HSBC BANK PLC, MORGAN STANLEY BANK INTERNATIONAL

LIMITED, ROYAL BANK OF CANADA, SCOTIABANK (IRELAND) LIMITED, STANDARD

CHARTERED BANK AND UBS AG, LONDON BRANCH

as Bookrunners and Mandated Lead Arrangers

and

BANK OF MONTREAL AND J.P. MORGAN LIMITED

as Lead Arrangers

with

BARCLAYS BANK PLC

as Agent

Allen & Overy LLP

THIS AGREEMENT is dated          July 2012 and made

BETWEEN:

(1)

ANGLOGOLD ASHANTI HOLDINGS PLC (incorporated under the laws of the Isle of Man) (AGAH) and ANGLOGOLD ASHANTI USA INCORPORATED (incorporated under the laws of the State of Delaware in the United States of America) (each a Borrower and together the Borrowers);

(2)

ANGLOGOLD ASHANTI LIMITED (incorporated under the laws of the Republic of South Africa) with registration number 1944/017354/06 (the Parent), ANGLOGOLD ASHANTI HOLDINGS PLC and ANGLOGOLD ASHANTI USA INCORPORATED (in this capacity, each a Guarantor and together the Guarantors);

(3)	ANGLOGOLD ASHANTI HOLDINGS PLC as agent for the Obligors (in this capacity the Obligors’ Agent);

(4)

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., BARCLAYS BANK PLC, CANADIAN IMPERIAL BANK OF COMMERCE, LONDON BRANCH, CHINA CONSTRUCTION BANK CORPORATION, JOHANNESBURG BRANCH, CITIBANK, N.A., LONDON BRANCH, COMMONWEALTH BANK OF AUSTRALIA, DEUTSCHE BANK AG, LONDON BRANCH, GOLDMAN SACHS INTERNATIONAL, HSBC BANK PLC, MORGAN STANLEY BANK INTERNATIONAL LIMITED, ROYAL BANK OF CANADA, SCOTIABANK (IRELAND) LIMITED, STANDARD CHARTERED BANK and UBS AG, LONDON BRANCH as bookrunners and mandated lead arrangers (in this capacity the Mandated Lead Arrangers);

(5)	BANK OF MONTREAL and J.P. MORGAN LIMITED as lead arrangers (in this capacity the Lead Arrangers);

(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Banks and Commitments) under the heading “Banks” (the Original Banks); and

(7)	BARCLAYS BANK PLC as facility agent (in this capacity the Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd (or any successor or successors thereto) or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent’s Fee Letter means the letter dated on or about the date of this Agreement between the Agent, the U.S. Borrower and AGAH setting out the amount of the agency fee referred to in Clause 21.2 (Agent’s fee).

Bank means:

(a)	an Original Bank; or

(b)	any bank or financial institution which becomes a Bank under Clause 2.2 (Increase) or Clause 27 (Changes to the Parties).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in London, New York and Johannesburg.

Code means the United States Internal Revenue Code of 1986, as amended, and any rule or regulation issued thereunder from time to time in effect.

Commitment means:

(a)

in relation to a Bank which is a Bank on the date of this Agreement, the amount in U.S. Dollars set opposite its name in Schedule 1 (Banks and Commitments) and the amount of any other Bank’s Commitment acquired by it under Clause 27 (Changes to the Parties) or assumed by it in accordance with Clause 2.2 (Increase); and

(b)

in relation to a Bank which becomes a Bank after the date of this Agreement, the amount of any other Bank’s Commitment acquired by it under Clause 27 (Changes to the Parties) or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred under this Agreement.

Commitment Period means the period from the date of this Agreement up to and including the date falling one month prior to the Final Maturity Date.

Controlled Group means any Obligor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Obligor, are treated as a single employer under Section 414 of the Code.

Default means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing) as specified in Clause 19 (Default), would constitute an Event of Default.

Defaulting Bank means any Bank:

(a)

which has failed to make its participation in a Loan available or has notified the Agent or the Obligors’ Agent or has indicated publicly that it will not make its participation in a Loan available by the Drawdown Date of that Loan in accordance with Clause 5.3 (Advance of Loan);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	payment is made within five Business Days of its due date; or

(ii)	the Bank is disputing in good faith whether it is contractually obliged to make the payment in question.

Drawdown Date means the date of the advance of a Loan.

Environment means:

(a)	land including any natural or man-made structures;

(b)	water including ground and surface water; and

(c)	air, including air within buildings and other natural or man-made structures above or below ground.

Environmental Claim means, in relation to any member of the Group or the Group, as appropriate, any claim by any person as a result of or in connection with any violation of Environmental Law which could give rise to any remedy or penalty (whether interim or final) or liability for that member of the Group or the Group, as appropriate.

Environmental Laws means, in relation to any member of the Group or the Group, as appropriate, all and any applicable and legally binding laws, including common law, statute and subordinate legislation, European regulations and directives, codes of practice, circulars, guidance notices, judgments and judicial or administrative decisions and other similar provisions issued, entered into or promulgated by any government entity, whether of the Isle of Man, the U.S.A. or states or territories of the U.S.A., the Republic of South Africa, the European Community or elsewhere, compliance with which is mandatory for that member of the Group or the Group, as appropriate, with regard to:

(a)	the pollution, protection, investigation, reclamation or restoration of the Environment or natural resources;

(b)	harm to the health of humans, animals or plants including without limitation laws relating to public and workers’ health and safety;

(c)

emissions, discharges or releases into, or the presence in, the Environment of hazardous, toxic, harmful or dangerous chemicals or any other pollutants or contaminants, or industrial, radioactive or other dangerous substances or wastes (including vibration, noise and genetically modified organisms); or

(d)	the manufacture, processing, use, treatment, storage, distribution, disposal, transport or handling of the substances or wastes described in (c) above.

Environmental Permits means all or any permits, licences, consents, approvals, certificates, qualifications, specifications, registrations and other authorisations including any conditions which attach to any of the above, and the filing of all notifications, reports and assessments required under Environmental Laws for the operation of any of the businesses of any member of the Group or the occupation or use of any of their respective properties.

ERISA means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder from time to time in effect.

Event of Default means an event specified as such in Clause 19 (Default).

Existing Facility means the U.S.$1,000,000,000 syndicated revolving credit facility dated 20 April 2010 between, inter alia, the Parent, the banks and financial institutions named therein and Barclays Bank PLC as agent (as amended from time to time).

Facility means the syndicated revolving credit facility made available to the Borrowers by the Banks under this Agreement.

Facility Office means the office(s) notified by a Bank to the Agent:

(a)	on or before the date it becomes a Bank; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement (or, as the case may be, that Bank’s relevant Affiliate acting in accordance with Clause 2.6 (Affiliate Facility Offices)).

FATCA means Sections 1471 through 1474 of the Code and official guidance and proposed U.S. Treasury regulations promulgated thereunder, all as of the date of this Agreement (or any amended or successor version, guidance or regulations that are, taken as a whole, substantively comparable and not materially more onerous to comply with).

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 January 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the U.S.), 1 January 2015; and

(c)	in relation to a “passthru payment” described in section 1471(d)(7) not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to FATCA Withholding.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Withholding.

FATCA Withholding means a deduction or withholding required by FATCA, including a deduction or withholding arising as a result of any Party’s failure to comply with Clause 11.3(c) (U.S. Tax Forms).

Fee Letters means the Agent’s Fee Letter and the Mandated Lead Arranger and Lead Arranger Fee Letter.

Final Maturity Date means the fifth anniversary of the date of this Agreement or, if that is not a Business Day, the immediately preceding Business Day.

Finance Document means this Agreement, a Fee Letter, a Novation Certificate, an Increase Confirmation or any other document designated as such by the Agent and the Parent.

Finance Party means a Mandated Lead Arranger, a Lead Arranger, a Bank or the Agent.

Financial Indebtedness means any indebtedness in respect of:

(a)	moneys borrowed and debit balances at banks;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance credit;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)

the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	for the purposes of Clause 19.6 (Cross-default) any currency or commodity swap or interest swap, cap or collar arrangements or any other derivative instrument;

(h)	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(i)

any guarantee, indemnity or similar assurance against financial loss of any person, provided that any counter indemnity given in support of a letter of credit issued to environmental authorities in respect of potential environmental liabilities shall not be taken into account for the purposes of this definition until such time as a call is made under any such letter of credit.

Group means the Parent and its Subsidiaries.

Holding Company means, in relation to a person, an entity of which that person is a Subsidiary.

IAS means the International Financial Reporting Standards adopted by the International Accounting Standards Board, as may be amended from time to time (except as provided in Clause 18.19 (Financial covenant)).

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Bank) it is a Defaulting Bank under paragraph (a) or (b) of the definition of “Defaulting Bank”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above, or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means each period determined in accordance with Clause 8 (Interest Periods).

LIBOR means:

(a)	the rate per annum which appears on the relevant page of the Reuters Screen; or

(b)

if no such rate appears on the relevant page of the Reuters Screen or there is no relevant page on the Reuters Screen, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Agent at its request by the Reference Banks, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period, at or about 11.00 a.m. on the Rate Fixing Day for the offering of deposits in US Dollars for a period comparable to the relevant Interest Period and, if such rate is below zero, LIBOR will be deemed to be zero.

Loan means the principal amount of each borrowing by a Borrower under this Agreement or the principal amount outstanding of that borrowing.

Majority Banks means, subject to Clause 26.4 (Disenfranchisement of Defaulting Banks) at any time, Banks:

(a)	whose participations in the Loans then outstanding aggregate 66 2/3 per cent. or more of all the Loans then outstanding;

(b)	if there are no Loans then outstanding, whose Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)

if there are no Loans then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandated Lead Arranger and Lead Arranger Fee Letter means the letter dated on or about the date of this Agreement between the Agent, the U.S. Borrower and AGAH setting out the amount of the fees referred to in Clause 21.1 (Structuring and Participation fees).

Mandatory Costs means the costs imputed to each Bank at the rate determined in accordance with Schedule 3 (Calculation of the Mandatory Costs).

Margin means the rate per annum calculated in accordance with Clause 9.3 (Margin adjustments).

Margin Certificate means a certificate substantially in the form set out in Schedule 9 (Form of Margin Certificate).

Material Subsidiary means any Subsidiary of the Parent:

(a)	(i)	the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds 7.5 per cent. of the book value of the consolidated total assets of the Group; or

	(ii)	whose revenues (consolidated if it itself has Subsidiaries) equal or exceed 7.5 per cent. of the revenues of the Group taken as a whole; or

	(iii)	whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed 7.5 per cent. of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the Subsidiary and the most recent audited annual consolidated accounts or unaudited quarterly consolidated accounts of the Group;

(b)

any Subsidiary of the Parent which becomes a member of the Group after the date of the latest audited annual consolidated accounts or unaudited quarterly consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in (a)(i), (ii) or (iii) above if tested on the basis of its latest accounts (audited if prepared) (consolidated if it itself has Subsidiaries) and those latest audited accounts of the Group; or

(c)

prior to the delivery of each set of accounts pursuant to Clause 18.2 (Financial information), any Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Subsidiary.

Maturity Date means, in relation to a Loan, the last day of its Interest Period.

Member State means any member state of the European Union.

Moody’s means Moody’s Investor Services Limited and any successor or successors thereto.

Multiemployer Plan means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any member of the Controlled Group has an obligation to contribute.

Novation Certificate has the meaning given to it in Clause 27.3 (Procedure for novations).

Obligor means a Borrower or a Guarantor.

Original Group Accounts means the audited consolidated accounts of the Group for the year ended 31 December 2011.

Participating Member State means, at any time, a member state of the European Union whose lawful currency in force at that time is the euro in accordance with the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

PBGC means the Pension Benefit Guaranty Corporation.

Permitted Reorganisation means:

(a)	any Specified Corporate Restructuring: or

(b)	any amalgamation, demerger, merger, or corporate reconstruction or reorganisation on a solvent basis involving any Subsidiary or Subsidiaries of the Parent where:

(i)

all of the business, assets and shares of (or other interest in) those Subsidiaries remain within the Group and continue to be owned directly or indirectly by the Parent and, if any Subsidiary involved was an Obligor prior to the relevant reorganisation, all of the business and assets of that Subsidiary are retained by one or more Obligors after the reorganisation or, in the case of shares, cease to exist by virtue of a merger constituting or forming part of such reorganisation and where the liabilities of the surviving entity are not materially worse than the liabilities of any Subsidiary involved which was an Obligor involved prior to the relevant reorganisation;

(ii)	the Agent has received evidence satisfactory to it (acting reasonably) that:

(A)

either the surviving entity is an Obligor and that notwithstanding such amalgamation, demerger, merger or corporate reconstruction or reorganisation on a solvent basis, the Finance Documents shall remain at all times the legal, valid, binding and enforceable obligations of that Obligor; or

(B)

the surviving entity is not an Obligor and upon such amalgamation, demerger, merger or corporate reconstruction or reorganisation on a solvent basis, the surviving entity will accede to the obligations of the original Obligor under the Finance Documents in full, and, in each case, the surviving entity is not incorporated in a jurisdiction different from the jurisdiction of incorporation of the Subsidiaries which have amalgamated, demerged, merged or been the subject of the reorganisation or corporate reconstruction; and

(c)

the amalgamation, demerger, merger, or corporate reconstruction or reorganisation on a solvent basis would not have a material adverse impact on the ability of the Obligors as a whole to perform their obligations under this Agreement.

Plan means an “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and that either:

(a)	is maintained, or contributed to, by any member of the Controlled Group for employees of any member of the Controlled Group; or

(b)

has at any time within the preceding five years been maintained, or contributed to, by any person which was at such time a member of the Controlled Group for employees of any person which was at such time a member of the Controlled Group and with respect to which any Obligor could reasonably be expected to incur liability.

Project Finance Indebtedness means:

(a)

any indebtedness incurred in relation to any asset for the purposes of financing the whole or any part of the acquisition, creation, construction, improvement or development of such asset where the financial institution(s) to whom such indebtedness is owed has or have recourse to the applicable project borrower (where such project borrower is formed solely or principally for the purpose of the relevant project) and/or to such asset (or any derivative asset thereof) but does not or do not have recourse to any other assets of the applicable project borrower or, as the case may be, any other member of the Group or any assets owned by any member of the Group other than the relevant asset of the project borrower;

(b)	any indebtedness which would fall within paragraph (a) above but for the fact that:

(i)	part of that indebtedness is guaranteed by another member of the Group; or

(ii)	another member of the Group has agreed to make equity contributions and/or subordinated loans to repay part of that indebtedness,

but only to the extent that the indebtedness is not so guaranteed or to be repaid; and

(c)	any other indebtedness which the Agent (acting on the instructions of the Majority Banks) has agreed with the Parent should properly be regarded as Project Finance Indebtedness.

Rate Fixing Day means the second Business Day before the first day of an Interest Period for a Loan (or such other day as is generally treated as the rate fixing day by market practice in the London interbank market).

Reference Banks means, subject to Clause 27.6 (Reference Banks), the principal London offices of each of The Bank of Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank PLC, Citibank, N.A., London Branch and Standard Chartered Bank.

Repeating Representations means the representations and warranties set out in Clauses 17.2 (Status), 17.3 (Powers and authority), 17.4 (Legal validity), 17.5 (Authorisations), 17.6 (Pari passu ranking) 17.9(b) (Immunity), 17.10 (Jurisdiction/governing law), 17.11 (Non-conflict), 17.12 (No Default), 17.13 (Litigation), 17.14 (Accounts) (other than paragraph (b)), 17.15 (Environmental issues), 17.16(b) (Environmental policy) and 17.17 (ERISA) to 17.22 (Economic Sanctions and Anti-Money Laundering) (inclusive).

Reportable Event means a reportable event as defined in Section 4043(b) of ERISA with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

Request means a request made by the Obligors’ Agent for a Loan, substantially in the form of Schedule 4 (Form of Request).

Reservations means the general principles of law in relation to matters of law only as at the date of this Agreement limiting an Obligor’s obligation which are specifically referred to in any legal opinion delivered under paragraph 21 of Schedule 2 (Conditions Precedent Documents).

Restricted Party means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or, to the knowledge of the Obligors, acting on behalf of a person listed on, any Sanctions List; or

(b)

located, organised or resident in a country or territory which is the subject of Sanctions (which countries and territories as of the date of this Agreement are Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

Rollover Loan means one or more Loans made or to be made:

(a)	on the same date that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor or successors thereto.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

Sanctions means the sanctions administered or enforced by:

(a)	the United States government;

(b)	the United Nations;

(c)	the European Union or its Member States, including, without limitation, the United Kingdom; or

(d)

the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and Her Majesty’s Treasury (HMT),

(together the Sanctions Authorities).

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar public list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

Separate Loan has the meaning given to that term in Clause 6 (Repayment).

Specified Corporate Restructuring means any of the proposed corporate restructurings described below:

(a)	the liquidation or deregistration of each of AngloGold Holdings Australasia Pty Limited and AngloGold Exploration Australia Pty Limited;

(b)	the consolidation of the First Uranium operations acquired by the Parent in July 2012 with the Parent’s existing South African operations to be achieved by:

(i)

the transfer by each of Chemwes (Pty) Ltd (Chemwes), Mine Waste Solutions (Pty) Ltd (MWS) and First Uranium (Pty) Ltd (FUSA) of their respective operating assets, including all intercompany receivables, to the Parent; and

(ii)	the liquidation or deregistration of each of Chemwes, MWS and FUSA;

(c)

the rationalisation of the Parent’s investments in Brazil as currently held, directly or indirectly, by AngloGold South America Limited (AGA South America), a wholly-owned subsidiary of AGAH, to be achieved by:

(i)

the transfer by AngloGold Ashanti Brasil Mineração Ltda (Brasil Mineração) of its assets and liabilities relating to its mining operations to its wholly-owned subsidiary Mineração Serra Grande SA (MSG) by way of a transaction that results in AGA South America, being the immediate parent of Brasil Mineraçao, becoming the immediate parent of MSG;

(ii)	the transfer by Brasil Mineração of its assets and liabilities relating to its real estate business to another entity within the Group; and

(iii)	the liquidation or deregistration of Brasil Mineraçao; and

(d)

the redemption of all issued and fully paid A and B redeemable preference shares issued by the Parent and held by Eastvaal Gold Holdings Limited (Eastvaal) together with the cancellation of the agreement dated on or about 4 September 1995 between Eastvaal, Southvaal Holdings Limited and Vaal Reefs Exploration and Mining Company Limited relating to “profit sharing” or royalty arrangements in respect of the Moab Mining Right Area and the subsequent liquidation or deregistration of Eastvaal.

Subsidiary means any company or corporation:

(a)	which is controlled, directly or indirectly, by another company or corporation; or

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by another company or corporation; or

(c)	which is a subsidiary of another subsidiary of another company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation has the right to control the composition of a majority of its board of directors or equivalent body.

Total Commitments means the aggregate for the time being of the Commitments, being U.S.$1,000,000,000 at the date of this Agreement.

U.S.A. means the United States of America.

U.S.A. PATRIOT Act means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law 26 October 2001).

U.S. Borrower means AngloGold Ashanti USA Incorporated in its role as borrower.

U.S. Dollars or U.S.$ means the lawful currency for the time being of the United States of America.

U.S. GAAP means United States Generally Accepted Accounting Principles.

U.S. Guarantor means AngloGold Ashanti USA Incorporated in its role as guarantor.

VAT means the value added tax as provided for in Council Directive 2006/112/EC and any other tax of a similar nature.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(v)

know your customer requirements means the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation (including the U.S.A. PATRIOT Act) to identify a person who is (or is to become) its customer;

(vi)	a material adverse effect means:

(A)	a material adverse effect on the business or financial condition of the Obligors taken together or the Group as a whole; or

(B)

a material adverse effect on the ability of any Obligor (taking into account the resources available to it from the other Obligors) to perform its payment obligations under any of the Finance Documents or its obligations under Clause 18.19 (Financial covenant);

(vii)	a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

(B)	if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;

(viii)	a person includes any person, company, partnership, association, government, state, agency or other entity;

(ix)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not, being of a type with which banks are accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)

a Screen or a Page on a “Screen” in the definition of “LIBOR” includes any replacement screen or page nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in various currencies;

(xi)

tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

(xii)	a provision of law is a reference to that provision as amended or re-enacted;

(xiii)	a Clause, Subclause or a Schedule is a reference to a clause or subclause of or a schedule to this Agreement;

(xiv)	a person includes its successors and assigns;

(xv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xvi)	a time of day is a reference to London time.

(b)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

(c)

Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(e)

References to Banks, Finance Parties, the amount of each Bank’s participation in a Loan and other relevant expressions in the Finance Documents shall be read in the light of Clause 2.6 (Affiliate Facility Offices).

(f)

(i)

Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(ii)

Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

2.	FACILITY

2.1	Facility

(a)

Subject to the terms of this Agreement, the Banks agree to make Loans to the Borrowers on a revolving basis during the Commitment Period up to an aggregate principal amount not exceeding the Total Commitments.

(b)	The aggregate amount of all outstanding Loans shall not at any time exceed the Total Commitments.

(c)	The aggregate amount of a Bank’s participation in the Loans shall not at any time exceed its Commitment at that time.

2.2	Increase

(a)	The Obligors’ Agent may by giving prior notice to the Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of:

(i)	the undrawn Commitments of a Defaulting Bank in accordance with Clause 7.6 (Right of cancellation in relation to a Defaulting Bank); or

(ii)	the Commitments of a Bank in accordance with Clause 7.1 (Change of control), Clause 7.5 (Additional right of replacement or prepayment and cancellation) or Clause 14 (Illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount up to the amount of the undrawn Commitments or Commitments so cancelled as follows:

(iii)

the increased Commitments will be assumed by one or more Banks or other banks or financial institutions (each an Increase Bank) selected by the Obligors’ Agent (each of which shall not be a member of the Group) and each of which confirms in writing its willingness to assume and does assume all the obligations of a Bank corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Bank;

(iv)

each of the Obligors and any Increase Bank shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Bank would have assumed and/or acquired had the Increase Bank been an Original Bank;

(v)

each Increase Bank shall become a Party as a Bank and any Increase Bank and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Bank and those Finance Parties would have assumed and/or acquired had the Increase Bank been an Original Bank;

(vi)	the Commitments of the other Banks shall continue in full force and effect; and

(vii)

any increase in the Total Commitments shall take effect on the date specified by the Obligors’ Agent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Bank; and

(ii)

in relation to an Increase Bank which is not a Bank immediately prior to the relevant increase, the performance by the Agent of all necessary know your customer requirements or other similar checks in relation to the assumption of the increased Commitments by that Increase Bank, the completion of which the Agent shall promptly notify to the Obligors’ Agent and the Increase Bank.

(c)

Each Increase Bank, by executing the Increase Confirmation, confirms that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Bank or Banks in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)

The Increase Bank shall, on the date upon which it assumes the increased Commitment, pay to the Agent (for its own account) the same fee of U.S.$3,000 as would be payable if it were a New Bank under Clause 27.2 (Transfers by Banks).

(e)	Paragraphs (f) to (h) (inclusive) of Clause 27.2 (Transfers by Banks) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Bank as if references in that Clause to:

(i)	an Existing Bank were references to all the Banks immediately prior to the relevant increase;

(ii)	the New Bank were references to that Increase Bank; and

(iii)	a re-transfer were references to a transfer.

(f)

An Increase Confirmation may, in addition to a bank or financial institution which is the Increase Bank thereunder, designate an Affiliate of the Increase Bank for the purposes referred to in Clause 2.6 (Affiliate Facility Offices) and shall be effective to do so if that Affiliate also executes the Increase Confirmation (and relevant references in the Finance Documents shall be read accordingly).

2.3	Nature of a Finance Party’s rights and obligations

(a)

The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.4	Nature of a Borrower’s obligations

Each Borrower shall at all times be jointly and severally liable for the obligations of itself and each other Borrower under the Finance Documents and the liability of one Borrower shall not be discharged or affected in any way by reason of the invalidity, voidability or unenforceability of the obligations of any other Borrower. Provisions applying to the joint and several nature of the obligations of each Borrower under the Finance Documents are set out in Schedule 6 (Borrowers’ Obligations).

2.5	Role of Obligors’ Agent

(a)

Each Obligor appoints the Obligors’ Agent to act as agent on its behalf in connection with this Agreement. This appointment is irrevocable unless the Obligors appoint another company as the Obligors’ Agent, with the agreement of the Majority Banks.

(b)

The Obligors’ Agent is authorised and instructed by each Obligor to give and receive all notices and to take all other action as may be necessary or desirable in connection with this Agreement. This authorisation includes the ability to give consents, sign certificates and accept any proposals on behalf of each Obligor. Each Obligor confirms that it will be bound by any action taken by and acquiescence of the Obligors’ Agent in connection with this Agreement.

2.6	Affiliate Facility Offices

(a)

The Affiliate (if any) of a Bank appearing under the name of that Bank in Schedule 1 (Banks and Commitments) or, as the case may be, referred to in a Novation Certificate or Increase Confirmation, shall act as that Bank’s Facility Office for the purpose of participating in Loans to the U.S. Borrower.

(b)

The Affiliate of a Bank referred to in paragraph (a) shall not have any Commitment, but shall be entitled to all rights and benefits under the Finance Documents relating to its participation in Loans to the U.S. Borrower, and shall have the corresponding duties of a Bank in relation thereto, and is a Party to this Agreement for those purposes.

(c)	A Bank which has an Affiliate appearing under its name in Schedule 1 (Banks and Commitments), or, as the case may be, in a Novation Certificate or Increase Confirmation, will:

(i)	so long as the relevant Affiliate is able to do so, procure, subject to the terms of this Agreement, that the Affiliate participates in Loans to the U.S. Borrower in place of that Bank; and

(ii)	remain liable for the relevant obligations under the Finance Documents in the event that the Affiliate fails to perform them.

3.	PURPOSE

The Borrowers shall apply each Loan towards the refinancing of the Existing Facility and after the repayment and cancellation in full of the Existing Facility, for general corporate purposes of the Group. Without affecting the obligations of any Obligor in any way, no Finance Party is bound to monitor or verify the application of any Loan.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The Obligors’ Agent may not deliver the first Request until the Agent has notified the Obligors’ Agent and the Banks that it has received all of the documents set out in Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Agent (acting reasonably and which it will do promptly upon such receipt).

4.2	Further conditions precedent

The obligation of each Bank to participate in any Loan under Clause 5.3 (Advance of Loan) is subject to the further conditions precedent that on both the date of the Request and the Drawdown Date:

(a)	the Repeating Representations are correct in all material respects; and

(b)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the making of that Loan; and

(c)	the making of the relevant Loan would not cause Clause 2.1 (Facility) to be contravened.

5.	DRAWDOWN

5.1	Availability Period

A Borrower may borrow Loans during the Commitment Period if the Agent receives, not later than 11.00 a.m. three Business Days before the proposed Drawdown Date, a duly completed Request. Each Request is irrevocable.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	it specifies the Borrower;

(b)	the Drawdown Date is a Business Day falling during the Commitment Period;

(c)	the amount of the Loan is:

(i)	a minimum of U.S.$10,000,000 and an integral multiple of U.S.$5,000,000; or

(ii)	the balance of the undrawn Total Commitments; or

(iii)	such other amount as the Agent may agree;

(d)	the Interest Period selected complies with Clause 8 (Interest Periods); and

(e)	the payment instructions comply with Clause 10 (Payments).

Each Request must specify one Loan only, but the Obligors’ Agent may, subject to the other terms of this Agreement, deliver more than one Request on any one day. Unless otherwise agreed by the Agent, no more than 14 Loans may be outstanding at any time. Any Separate Loan shall not be taken into account in this Clause 5.2.

5.3	Advance of Loan

(a)	The Agent shall promptly notify each Bank of the details of the requested Loan and the amount of its participation in the Loan.

(b)	Subject to the terms of this Agreement, each Bank shall make its participation in the Loan available to the Agent for the relevant Borrower on the relevant Drawdown Date.

(c)	The amount of each Bank’s participation in the Loan will be the proportion of the Loan which its Commitment bears to the Total Commitments on the proposed Drawdown Date.

6.	REPAYMENT

(a)	Subject to paragraph (e) below, the Borrowers shall repay each Loan in full on its Maturity Date.

(b)	Subject to the terms of this Agreement, amounts so repaid may be re-borrowed.

(c)	Without prejudice to the Borrowers’ obligation to repay the full amount of each Loan on its Maturity Date, if one or more Loans are made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower; and

(ii)	in whole or in part for the purpose of financing the maturing Loan,

then:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loan(s):

I.	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

II.

each Bank’s share (if any) in the new Loans will be treated as having been made available and applied by the Borrower in or towards repayment of that Bank’s share (if any) in the maturing Loan and that Bank will not be required to make its share in the new Loan(s) available in cash; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loan(s):

I.	the relevant Borrower will not be required to make any payment in cash; and

II.	each Bank will be required to make its share in the new Loan(s) available in cash only to the extent that its share (if any) in the new Loan(s) exceeds that Bank’s share

(if any) in the maturing Loan and the remainder of that Bank’s share in the new Loan(s) will be treated as having been made available and applied by the Borrower in or towards repayment of that Bank’s share in the maturing Loan.

(d)	No Loan may be outstanding after the Final Maturity Date.

(e)

At any time when a Bank becomes a Defaulting Bank, the maturity date of each of the participations of that Bank in the Loans then outstanding will be automatically extended to the Final Maturity Date and will be treated as separate Loans (the Separate Loans).

(f)

A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving five Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (f) to the Defaulting Bank concerned as soon as practicable on receipt.

(g)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Bank on the last day of each Interest Period of that Loan.

(h)

The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (e) to (g) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Change of control

(a)	If any person, or group of persons acting in concert, becomes, directly or indirectly, the beneficial owner of more than 50 per cent. of the issued share capital of the Parent:

(i)	the Parent shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Bank shall not be obliged to fund a Loan (except for a Rollover Loan); and

(iii)

if a Bank so requires and notifies the Agent within 30 days of the Parent notifying the Agent of the event, the Agent shall, by not less than ten Business Days notice to the Parent (and only by longer than ten Business Days notice if the relevant Bank agrees), cancel the Commitment of that Bank and declare the participation of that Bank in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Bank will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)

For the purpose of paragraph (a) above, acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

7.2	Voluntary prepayment

A Borrower may, by the Obligors’ Agent giving not less than five Business Days’ prior written notice to the Agent, prepay any Loan on any Business Day in whole or in part (but, if in part, in a minimum amount of U.S.$10,000,000 and an integral multiple of U.S.$10,000,000).

7.3	Automatic cancellation

The Commitment of each Bank shall be automatically cancelled at the close of business in London on the Final Maturity Date.

7.4	Voluntary cancellation

(a)

The Obligors’ Agent may, by giving not less than five Business Days’ prior written notice to the Agent, cancel the undrawn amount of the Total Commitments in whole or in part (but, if in part, in a minimum amount of U.S.$10,000,000 and an integral multiple of U.S.$5,000,000).

(b)	Any cancellation in part shall be applied against the available but undrawn Commitment of each Bank pro rata.

7.5	Additional right of replacement or prepayment and cancellation

(a)	If:

(i)	an Obligor is required to pay to a Bank any additional amounts under Clause 11 (Taxes); or

(ii)	an Obligor is required to pay to a Bank any amount under Clause 13 (Increased Costs); or

(iii)	interest on a Bank’s participation in a Loan is being calculated in accordance with Clause 12.3 (Alternative basis),

then, without prejudice to the obligations of each Obligor under those Clauses, the Obligors’ Agent may, whilst the relevant circumstances continue:

(A)	give a notice of prepayment and cancellation to that Bank through the Agent; or

(B)	give the Agent notice of its intention to replace that Bank in accordance with paragraph (c) below.

(b)	On the date falling five Business Days after the date on which a notice is given under paragraph (a)(A) above:

(i)	each Borrower shall prepay the relevant Bank’s participation in all the Loans; and

(ii)	the Commitment of the relevant Bank shall be cancelled.

(c)

The Obligors’ Agent may, in the circumstances set out in paragraph (a) above, on five Business Days’ prior notice to the Agent and that Bank, replace that Bank by requiring that Bank to (and, to the extent permitted by law, that Bank shall) transfer pursuant to Clause 27 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to a Bank or other bank or financial institution selected by the Obligors’ Agent which confirms its willingness to assume and does assume all the obligations of the transferring Bank in accordance with Clause 27 (Changes to the Parties) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Bank’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.4 (Pro rata interest settlement), amounts payable under paragraph (a)(iii) of Clause 24.2 (Other indemnities) and other amounts payable in relation thereto under the Finance Documents.

(d)	The replacement of a Bank pursuant to paragraph (c) above shall be subject to the following conditions:

(i)	the Obligors’ Agent shall have no right to replace the Agent;

(ii)	neither the Agent nor any Bank shall have any obligation to find a replacement Bank;

(iii)	in no event shall the Bank replaced under paragraph (c) above be required to pay or surrender any of the fees received by such Bank pursuant to the Finance Documents; and

(iv)

the Bank shall only be obliged to transfer its rights and obligations pursuant to paragraph (c) above once it is satisfied that it has complied with all necessary know your customer requirements in relation to that transfer.

(e)

A Bank shall perform the checks described in paragraph (d)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (c) above and shall notify the Agent and the Obligors’ Agent when it is satisfied that it has complied with those checks.

7.6	Right of cancellation in relation to a Defaulting Bank

(a)

If any Bank becomes a Defaulting Bank, the Obligors’ Agent may, at any time whilst the Bank continues to be a Defaulting Bank, give the Agent five Business Days’ notice of cancellation of the undrawn Commitment of that Bank.

(b)	On the notice referred to in paragraph (a) above becoming effective, the undrawn Commitment of the Defaulting Bank shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Banks.

7.7	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Clause 24.2 (Other indemnities), without premium or penalty.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(e)	Subject to the terms of this Agreement, any amounts prepaid under Clause 7.2 (Voluntary prepayment) may be re-borrowed. No other amount prepaid under this Agreement may subsequently be re-borrowed.

8.	INTEREST PERIODS

8.1	Selection

(a)	Each Loan has one Interest Period only. The Obligors’ Agent shall select an Interest Period for a Loan in the relevant Request.

(b)	Subject to the following provisions of this Clause 8, each Interest Period will be one, three or six months or any other period agreed by the Obligors’ Agent and the Banks.

8.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3	Coincidence with the Final Maturity Date

If an Interest Period would otherwise overrun the Final Maturity Date, it shall be shortened so that it ends on the Final Maturity Date.

8.4	Other adjustments

The Agent and the Obligors’ Agent may enter into such other arrangements as they may agree for the adjustment of Interest Periods and/or the consolidation and/or splitting of loans.

8.5	Notification

The Agent shall notify the Obligors’ Agent and the Banks of the duration of each Interest Period promptly after ascertaining its duration.

9.	INTEREST

9.1	Interest rate

The rate of interest on each Loan for its Interest Period is the rate per annum determined by the Agent to be the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Costs.

9.2	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the relevant Borrower on the last day of the Interest Period for that Loan and also, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of that Interest Period.

9.3	Margin adjustments

(a)	In this Clause 9.3:

Rating Agency means Moody’s or S&P or any other rating agency approved by the Obligors’ Agent and the Majority Banks.

(b)	The initial Margin is 1.5 per cent. per annum.

(c)	Subject to the other provisions of this Clause, the Margin will be subsequently calculated by reference to the long term debt rating of the Parent given by the Rating Agencies and the table below:

Long-term debt rating of the Parent		Margin (per cent. per annum)

Moody’s	S&P
Baa1 or above	BBB+ or above	1.25
Baa2	BBB	1.40
Baa3	BBB-	1.60
Ba1 or below	BB+ or below	2.00

(d)	Any change in the Margin will, subject to paragraph (h) below:

(i)	apply to each Loan made, or (if outstanding) from the start of its next Interest Period following receipt by the Agent of the most recently delivered Margin Certificate; and

(ii)

for the purposes of the calculating the commitment fee payable in accordance with Clause 21.3 (Commitment fee), apply two Business Days after the date on which the Agent receives a Margin Certificate in accordance with paragraph (e) below.

(e)

The Obligors’ Agent must notify the Agent of any change in, or withdrawal of, the long-term debt rating of the Parent by a Rating Agency by providing a Margin Certificate within two Business Days of the Parent receiving notification from that Rating Agency.

(f)

If the long-term debt ratings given to the Parent by the Rating Agencies is such that a different Margin is applicable to each rating, the applicable Margin will be the average of the Margins applicable to the relevant ratings as set out in the table in paragraph (c) above.

(g)	If a long-term debt rating is given to the Parent by only one Rating Agency, the Margin will be the applicable rate as set out in the table in paragraph (c) above.

(h)	For so long as:

(i)

the Obligors’ Agent is in default of its obligations under this Agreement to notify the Agent of any change in the Parents long-term debt rating under paragraph (e) above and such notification would result in a higher Margin applying than the Margin applicable immediately before such notification;

(ii)	the Parent does not have a long-term debt rating from any Rating Agency; or

(iii)	an Event of Default is continuing,

the Margin will be the highest applicable rate, being 2.00 per cent. per annum.

9.4	Default interest

(a)

If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall, forthwith on demand by the Agent, pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the default rate) determined by the Agent to be one per cent. per annum above the higher of:

(i)	the rate on the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal); and

(ii)

the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Interest Periods of such duration as the Agent may determine acting reasonably and in consultation with the Obligors’ Agent, having regard to the likely period for which the amounts will remain overdue (each a Designated Interest Period).

(b)	The default rate will be determined by the Agent on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

(c)

If the Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it may reasonably select.

(d)	Default interest will be compounded at the end of each Designated Interest Period.

9.5	Notification of rates of interest

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.	PAYMENTS

10.1	Place

All payments by an Obligor or a Bank under the Finance Documents shall be made to the Agent to its account at such office or bank as it may notify to that Obligor or Bank for this purpose. Notwithstanding the above, all payments to be made by the Borrowers under the Mandated Lead Arrangers and Lead Arranger Fee Letter pursuant to Clause 21 (Fees) and to the Mandated Lead Arrangers under Clause 22 (Expenses) shall be made by the Obligors’ Agent direct to the Agent on behalf of the relevant parties in the manner agreed between them and the Parent.

10.2	Funds

Payments under the Finance Documents to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

10.3	Distribution

(a)

Each payment received by the Agent under the Finance Documents for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Agent for this purpose by not less than five Business Days’ prior notice.

(b)

The Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by the Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

10.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause 10.4.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(d)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(e)	Any other amount payable under the Finance Documents is, except as otherwise provided in this Agreement, payable in U.S. Dollars.

10.5	Set-off and counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set-off or counterclaim.

10.6	Non-Business Days

(a)	If any amount payable under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

10.7	Partial payments

(a)

If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Banks, vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

10.8	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Bank which is required to make a payment under the Finance Documents to the Agent in accordance with Clauses 10.1 (Place) and 10.2 (Funds) may instead pay that amount direct to the required recipient.

(b)

If it is not practical to pay that amount direct, the Party making the payment (the Paying Party) may pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Bank making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties). In each case such payments must be made on the due date for payment under the Finance Documents.

(c)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Parties pro rata to their respective entitlements.

(d)

A Party which has made a payment in accordance with this Clause 10.8 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(e)

If a Paying Party makes a payment into a trust account in accordance with paragraph (b) above, that Paying Party shall promptly notify the Recipient Parties directly. Promptly upon request by a Recipient Party, and to the extent that it has been provided with the necessary information by that Recipient Party, the Paying Party shall give the requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the relevant Recipient Party in accordance with Clause 10.3 (Distribution).

(f)

Promptly upon the appointment of a successor Agent in accordance with Clause 20.15 (Replacement of the Agent), subject to paragraph (e) above, each Paying Party shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the Recipient Parties in accordance with Clause 10.3 (Distribution).

11.	TAXES

11.1	Gross-up

(a)

All payments required to be made by an Obligor under the Finance Documents shall be made free and clear of and without any withholding or deduction for or on account of any taxes, except to the extent that the Obligor is required by law to make payment subject to any taxes. Subject to paragraph (b) below and Clause 11.3 (U.S. Tax Forms), if any tax or amounts in respect of tax must be withheld or deducted by an Obligor from any amounts payable or paid by an Obligor, or deducted by the Agent from any amounts paid or payable by the Agent to a Bank, under the Finance Documents the amounts payable by that Obligor hereunder shall be increased such that the relevant Bank receives a net amount equal to the full amount which it would have received had such withholding or deduction of tax or amounts in respect of tax not been required.

(b)

An Obligor is not obliged to pay any additional amount pursuant to paragraph (a) above in respect of any (i) FATCA Withholding or (ii) withholding or deduction which would not have been required if the relevant Finance Party had completed a declaration, claim, exemption or other form or formality which it was, at the relevant time, able to complete when requested to do so by the Obligors’ Agent or the Agent.

(c)	Each Obligor shall:

(i)	pay when due all taxes required by law to be deducted or withheld by it from any amounts paid or payable under the Finance Documents; and

(ii)

as soon as is reasonably practicable after receipt, deliver to the Agent for the relevant Bank the relevant tax receipt or a certified copy thereof (or if such receipt is not available, evidence reasonably satisfactory to that Bank) demonstrating that the required payment of taxes has been duly remitted to the appropriate taxation authority; and

(iii)

except as provided in Clause 11.3 (U.S. Tax Forms) below, within five Business Days of demand to the Obligors’ Agent indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of the payment or non-payment of the taxes required to be paid in accordance with subparagraph (i) above.

11.2	Tax Credits

In the event that an Obligor makes an additional payment under Clause 11.1 (Gross-up) and the Finance Party for whose benefit such payment is made determines, acting reasonably, that it has received or been granted a credit against, relief or remission for, or repayment of, any tax paid or payable by it in respect of or calculated by reference to the deduction or withholding giving rise to such additional payment or by reference to the liability to which the payment relates, that Finance Party shall, to the extent that it can do so without prejudice to the retention of the amount of the credit, relief, remission or repayment, pay to that Obligor an amount equal to such amount thereof as that Finance Party shall have concluded in its absolute discretion to be attributable to such deduction or withholding or, as the case may be, the liability, as will leave such Finance Party (after such reimbursement) in no worse position than it would have been in had the relevant deduction or withholding not been required to be made. Nothing contained in this Agreement shall interfere with the right of a Finance Party to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Finance Party shall be under any obligation to make any disclosure of its tax affairs, or to claim any credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of the deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it.

11.3	U.S. Tax Forms

(a)

Each Finance Party that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), shall submit to the Obligors’ Agent through the Agent, within 31 days after the date of this Agreement (or in the case of any person becoming a Bank hereunder pursuant to Clause 27 (Changes to the Parties), within 31 days after the date of its becoming a Bank hereunder) duly completed and signed copies of either Form W-8BEN (relating to such Finance Party and entitling it to a complete exemption from withholding on all amounts to be received by such Finance Party, including fees, under the Finance Documents) or Form W-8ECI (relating to all amounts to be received by such Finance Party, including fees, under the Finance Documents) of the United States Internal Revenue Service. Thereafter and from time to time, each such Finance Party shall submit to the Obligors’ Agent such additional duly completed and signed copies of the applicable forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be:

(i)	requested by an Obligor from such Finance Party; and/or

(ii)

required under then current United States law or regulations to determine the United States withholding taxes on payment in respect of all amounts to be received by such Finance Party, including fees, under the Finance Documents.

(b)

Upon the request of an Obligor or the Agent, each Finance Party that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Obligors’ Agent or to the Agent (as the case may be) a duly completed Internal Revenue Service Form W-9, establishing that it is such a United States person.

(c)

Each Party shall deliver to any other Party (in such number of copies as shall be requested by the recipient), upon the reasonable request of that Party, executed originals of any form prescribed by FATCA as a basis for claiming exemption from FATCA Withholding, duly completed, together with such supplementary documentation and other information (including that Party’s “passthru payment percentage”, if any, as calculated pursuant to FATCA) as may be prescribed by FATCA to permit such other Party to determine the applicable FATCA Withholding.

(d)	Paragraph (c) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of that Finance Party;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(e)

If any Finance Party determines that it is unable to submit to the Obligors’ Agent and/or the Agent any form or certificate that such Finance Party is obliged to submit pursuant to this Clause 11.3, or that any information or declaration contained in any such form or certificate previously submitted has either ceased or will cease to be true, accurate and complete in all respects, such Finance Party shall promptly notify the Obligors’ Agent and the Agent of such fact.

(f)

If a Finance Party becomes unable or fails to provide the Obligors’ Agent and/or the Agent or the relevant Obligor with the appropriate properly completed and duly executed Internal Revenue Service form as described above, or to update it as appropriate (other than (A) if the failure to provide the form is due to a change in law, or in the interpretation or application thereof, occurring after the date of this Agreement, or (B) if such form is not required under paragraph (a) or (b) of this Clause 11.3), United States backup withholding tax and United States federal withholding tax, in each case, imposed on any interest or fees paid by an Obligor that is a United States person under this Agreement, will be excluded from the gross-up at Clause 11.1(a) and the indemnity at Clause 11.1(c)(iii) under this Agreement by reason of such failure, unless and until the Finance Party provides the appropriate properly completed and duly executed Internal Revenue Service form establishing (i) an exemption from United States backup withholding tax and (ii) a complete exemption from United States federal withholding tax on any interest and fees paid by the relevant Obligor under this Agreement.

11.4	FATCA Withholding by Finance Parties

(a)

Each Finance Party may make any FATCA Withholding it is required by FATCA to make, and any payment required in connection with that FATCA Withholding, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Withholding.

(b)

Each Finance Party shall promptly upon becoming aware that it must make a FATCA Withholding (or that there is any change in the rate or the basis of such a FATCA Withholding) notify the Party to whom it is making the payment and, in addition, shall notify the Obligors’ Agent, the Agent and the other Finance Parties

12.	MARKET DISRUPTION

12.1	Absence of quotations

If LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. on a Rate Fixing Day, the applicable LIBOR shall, subject to Clause 12.2 (Market disruption), be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

If:

(a)

LIBOR is to be determined by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 11.30 a.m. on the Rate Fixing Day or the Agent (acting reasonably) otherwise determines that adequate and fair means do not exist for ascertaining LIBOR; or

(b)	the Agent receives notification by close of business on the Rate Fixing Day from Banks whose participations in a Loan exceed 35 per cent. of that Loan that:

(i)	matching deposits will not be available to them in the London interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Interest Period; or

(ii)	the cost to them of funding their participations in that Loan for the relevant Interest Period in the London interbank market would be in excess of LIBOR for the relevant Interest Period,

the Agent shall promptly notify the Obligors’ Agent and the Banks of the fact and that this Clause 12 is in operation.

12.3	Alternative basis

(a)

After any notification under Clause 12.2 (Market disruption) above, any Loan not yet drawn will be made with an Interest Period of five Business Days and the next Interest Period relating to any outstanding Loan shall be five Business Days, but the rate of interest applicable to each Bank’s participation in the relevant Loan shall be the aggregate of the applicable:

(i)	Margin;

(ii)	the cost of each Bank of funding, from whatever sources it may reasonably select, its participation in the Loan during the relevant Interest Period; and

(iii)	Mandatory Costs.

(b)

If the operation of paragraph (a) above results in three consecutive Interest Periods of five Business Days applying to the same Loan then the Obligors’ Agent and the Agent shall negotiate in good faith for a period not exceeding 30 days with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed to pursuant to paragraph (b) above shall, with the prior consent of all the Banks and the Parent, be binding on all parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.2 (Exceptions), the Borrowers shall within five Business Days of demand by a Finance Party to the Obligors’ Agent pay to that Finance Party the amount of any increased cost incurred by it or any of its Affiliates as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(ii)	compliance with any regulation made after the date of this Agreement,

including any law or regulation relating to taxation, change in currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection with it shall be deemed to be a “change of law”, regardless of the date enacted, adopted or issued.

(b)	In this Agreement increased cost means:

(i)	an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, any Finance Document; or

(ii)

that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party’s participations in the Loans made or to be made under this Agreement as is attributable to that Finance Party making, funding or maintaining those participations; or

(iii)

a reduction in any amount payable to a Finance Party or any of its Affiliates or the effective return to a Finance Party or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

(iv)

the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of any interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by that Finance Party or any of its Affiliates from any other Party under this Agreement.

13.2	Exceptions

Clause 13.1 (Increased costs) does not apply to any increased cost:

(a)	described within Clause 11 (Taxes);

(b)

attributable to any change in the rate of, or change in the basis of calculating, tax on the overall net income of a Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office or Facility Office is situate;

(c)	attributable to FATCA; or

(d)	incurred solely by reason of the negligence, breach or wilful default of the Finance Party concerned.

13.3	Notice

Any demand made by a Finance Party shall be accompanied by written evidence in reasonable detail of the amount and basis of the demand, provided that there is no requirement to disclose details of the organisation of its affairs, or any information which is confidential.

14.	ILLEGALITY

Subject to the provisions of Clause 15 (Mitigation) if it is or becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:

(a)	that Bank may notify the Obligors’ Agent through the Agent accordingly; and

(b)	(i)	the Borrowers shall prepay the participations of that Bank in all the Loans either forthwith or, if such longer period is permitted by the relevant law, on the Maturity Date of the relevant Loan; and

(ii)	the Commitment of that Bank shall be cancelled.

15.	MITIGATION

15.1	Mitigation

If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

(a)	an Obligor being required to pay to or for the account of a Bank any additional amounts pursuant to Clause 11.1 (Gross-up) or 13.1 (Increased costs); or

(b)	an Obligor being obliged to prepay that Bank’s participation in all the Loans and that Bank’s Commitment being cancelled under Clause 14 (Illegality),

then, without in any way limiting, reducing or otherwise qualifying the obligations of an Obligor under Clauses 11 (Taxes), 13 (Increased Costs) or 14 (Illegality), such Bank shall promptly notify the relevant Obligor and that Bank shall endeavour to take such reasonable steps as may be open to it to mitigate or remove those circumstances or the effect of those circumstances, including the transfer of its Facility Office to another jurisdiction or the assignment and transfer of its rights and obligations hereunder to another bank or financial institution unless, in that Bank’s opinion (acting reasonably) such actions might have an adverse effect on its business, operations or financial condition or the management of its affairs or its return in relation to a Loan or be contrary to any applicable law.

15.2	Limitation of liability

The Obligors shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

16.	GUARANTEE

16.1	Guarantee

(a)	Each Guarantor jointly and severally and irrevocably and unconditionally:

(i)	as principal obligor guarantees to each Finance Party prompt performance by each other Obligor of all their obligations under the Finance Documents;

(ii)

undertakes with each Finance Party that whenever an Obligor (other than itself) does not pay any amount when due under or in connection with any Finance Document, it shall forthwith on demand by the Agent pay that amount as if it instead of that Obligor were expressed to be the principal obligor; and

(iii)	indemnifies each Finance Party on demand against any cost, loss or liability suffered by it if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.

(b)

In no circumstances will the aggregate liability of the Guarantors to the Finance Parties under the indemnity contained in subparagraph (a)(iii) above exceed the amount it would have been but for the unenforceability, invalidity or illegality of the relevant obligation.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Obligors under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

(a)

Where any discharge (whether in respect of the obligations of each Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration, judicial management, or otherwise without limitation, the liability of the Guarantors under this Clause 16 shall continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

16.4	Waiver of defences

The obligations of each Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 16 or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

(a)	any time or waiver granted to, or composition with, any Obligor or any other person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(f)

any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 16 shall include each variation or replacement;

(g)

any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that each Guarantor’s obligations under this Clause 16 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(h)

any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the each Guarantor’s obligations under this Clause 16 be construed as if there were no such circumstance.

16.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantors shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause 16, bearing interest at an appropriate rate.

16.7	Non-competition

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 16:

(a)

be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause 16;

(b)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor,

unless the Agent otherwise directs. Each Guarantor shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 16.7 or as directed by the Agent.

16.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

16.9	U.S. Guarantee limitation

The U.S. Guarantor confirms that it is its intention that its obligations under this Clause 16.9 do not constitute a fraudulent transfer or conveyance for the purposes of any proceeding of the type referred to in Clause 19.7 (Insolvency) or Clause 19.8 (Insolvency proceedings) or Title 11, U.S. Bankruptcy Code, the United States Uniform Fraudulent Conveyance Act, the United States Uniform Fraudulent Transfer Act or any similar foreign or state law, to the extent applicable to the obligations of the U.S. Guarantor under this Clause 16.9. To effect the foregoing intention, the Finance Parties and the Obligors hereby irrevocably agree that the obligations of the U.S. Guarantor at any time shall be limited to the maximum amount as will result in the obligations of the U.S. Guarantor under this Clause 16.9 not constituting a fraudulent transfer or conveyance.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 17, in respect of itself and its Subsidiaries only, to each Finance Party and, in the case of Clause 17.4 (Legal validity), 17.6 (Pari passu ranking), 17.9 (Immunity), 17.10 (Jurisdiction/governing law) and 17.11 (Non-conflict) only, subject to the Reservations.

17.2	Status

(a)	It is:

(i)	in the case of the U.S. Borrower, duly incorporated and of good standing;

(ii)	in the case of AGAH, a limited company, duly incorporated and of good standing and validly existing under the laws of the jurisdiction of its incorporation; and

(iii)	in the case of any other Obligor, a limited liability company, duly incorporated and of good standing and validly existing under the laws of the jurisdiction of its incorporation; and

(b)	the Obligors and the Material Subsidiaries have the power to own their assets and carry on their business as it is being conducted.

17.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

17.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

17.5	Authorisations

All authorisations required in connection with the entry into, performance, validity and enforceability of the Finance Documents and the transactions contemplated by the Finance Documents have been obtained or effected and are in full force and effect.

17.6	Pari passu ranking

Its obligations under the Finance Documents rank and will rank at least pari passu with all its other unsecured obligations except for obligations mandatorily preferred by law.

17.7	Taxes on payments

All amounts payable by each Obligor under the Finance Documents may be made free and clear of and without deduction for or on account of any tax.

17.8	Stamp duties

No stamp or registration duty or similar taxes or charges are payable in the Isle of Man, the U.S.A. or the Republic of South Africa in respect of any Finance Document.

17.9	Immunity

(a)

The execution by each Obligor of each Finance Document constitutes, and its exercise of its rights and performance of its material obligations under each Finance Document will constitute, private and commercial acts done and performed for private and commercial purposes; and

(b)

no Obligor will be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the jurisdiction of its incorporation in relation to any Finance Document.

17.10	Jurisdiction/governing law

(a)	Each Obligor’s:

(i)	irrevocable submission under Clause 35 (Jurisdiction) to the jurisdiction of the courts of England and New York State and Federal courts sitting in New York City or County;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of the jurisdiction of its incorporation; and

(b)

any judgment obtained in England or New York will be recognised and be enforceable by the courts of each of the Isle of Man, the U.S.A. and the Republic of South Africa, provided that it is not of a penal nature or against public policy.

17.11	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation or judicial or official order; or

(b)	its constitutional documents; or

(c)	any document which is binding upon any member of the Group or any asset of any member of the Group,

and which is material in the context of this Agreement.

17.12	No Default

(a)	No Default is continuing or would result from the making of any Loan; and

(b)

no other event is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, would be likely to constitute) a default under any document which is binding on it or any of its assets to an extent or in a manner which has, or would be likely to have, a material adverse effect.

17.13	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which has, or would be reasonably likely to have, a material adverse effect.

17.14	Accounts

(a)	The audited consolidated accounts of the Group most recently delivered to the Agent (which, at the date of this Agreement, are the Original Group Accounts):

(i)	have been prepared in accordance with IAS consistently applied; and

(ii)	fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.

(b)

As at the date of this Agreement, there has been no material adverse change in the business, condition (financial or otherwise), prospects or operations of the Group since the date to which the Original Group Accounts were drawn up.

(c)

In the case of AGAH, its unaudited unconsolidated accounts most recently delivered to the Agent (if any) have been prepared in accordance with IAS to fairly represent its financial condition as at the date to which they were drawn up (save in respect of any aspect of IAS relating to consolidation of accounts).

(d)	In the case of the U.S. Borrower, its unaudited consolidated accounts most recently delivered to the Agent (if any):

(i)	have been prepared in accordance with U.S. GAAP, consistently applied; and

(ii)	fairly represent its financial condition as at the date to which they were drawn up.

17.15	Environmental issues

Except to the extent it does not have, and would not be reasonably likely to have, a material adverse effect, each member of the Group is in compliance with all Environmental Laws and maintains and is in compliance with the terms and conditions of all Environmental Permits, in each case as may be necessary for the conduct of its business.

17.16	Environmental policy

(a)	The Parent has documented and adopted a corporate environmental policy for the Group which requires (in accordance with its terms) compliance with all Environmental Laws in all material respects; and

(b)

there is no Environmental Claim pending or to its knowledge threatened, and it is not aware of any past or present act, omission, event or circumstance that would be likely to form the basis of any Environmental Claim, which, in either case, would be likely to be adversely determined and, if so determined, would have a material adverse effect.

17.17	ERISA

Except to the extent it does not have, and would not be likely to have, a material adverse effect:

(a)	each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan to which such minimum funding standards apply;

(b)

each member of the Controlled Group is in compliance in all material respects with the provisions presently applicable to it of ERISA and the Code with respect to each Plan and each Multiemployer Plan;

(c)

no Reportable Event has occurred with respect to any Plan, and no steps have been taken to terminate any Plan (other than in a standard termination pursuant to Section 4041(b) of ERISA). No member of the Controlled Group has incurred liability as a result of a termination or reorganisation of, or a complete or partial withdrawal from, any Multiemployer Plan; and

(d)	no member of the Controlled Group has:

(i)	sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan;

(ii)

failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, and no other event, transaction or condition has occurred which has resulted or could reasonably be expected to result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code; or

(iii)	incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

17.18	U.S. Regulatory Requirements

(a)	No Obligor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the United States Investment Company Act of 1940.

(b)

The U.S. Guarantor is not subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness save to the extent contemplated in Clause 16.9 (U.S. Guarantee limitation).

17.19	Margin Stock

(a)

No part of any Loan has been or will be used, directly or indirectly, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the United States Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock, in each case, in violation of Regulations T, U and X of the Board of Governors of the United States Federal Reserve System.

(b)

No part of any Loan will be used to acquire any equity security in a transaction that is subject to Section 13 or 14 of the United States Securities Exchange Act of 1934 where such a transaction is a tender offer to purchase shares from a company’s shareholders and the management or board of directors of such company has advised its shareholders not to sell their shares.

17.20	U.S. Guarantor

(a)	In this Subclause:

fraudulent transfer law means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law; and terms used in this Subclause are to be construed in accordance with the fraudulent transfer laws.

(b)

Each Finance Party agrees that the U.S. Guarantor’s liability under Clause 16 (Guarantee) is limited so that no obligation of, or transfer by, the U.S. Guarantor under Clause 16 (Guarantee) is subject to avoidance and turnover under any fraudulent transfer law.

(c)	The U.S. Borrower acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(iii)	each Finance Party has acted in good faith in connection with the guarantee given by the U.S. Borrower and the transactions contemplated by the Finance Documents.

(d)	The U.S. Guarantor represents and warrants to each Finance Party that:

(i)

the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

17.21	United States Federal Power Act

No Obligor is subject to regulation under the United States Federal Power Act of 1920.

17.22	Economic Sanctions and Anti-Money Laundering

(a)	In this Clause:

Money Laundering Laws means all applicable anti-money laundering laws.

(b)	No Obligor or other member of the Group, nor, to the knowledge of the Obligors, any of their respective Affiliates:

(i)	is a Restricted Party;

(ii)	as of the date of this Agreement, is in breach of any Sanctions;

(iii)

to the knowledge of the Obligors after due inquiry, as of the date of this Agreement, has conducted or is conducting any trade, business or other activities with or for the benefit of any Restricted Party; or

(iv)	as of the date of this Agreement, has received written notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(c)

The operations of each Obligor and other member of the Group are in all material respects in compliance with Money Laundering Laws, and, as at the date of this Agreement, no claim, action, suit, proceeding or investigation involving any member of the Group with respect to Money Laundering Laws is pending and, to the best of the Group’s knowledge after due inquiry, threatened.

(d)	Each Obligor and each other member of the Group and, to the knowledge of the Obligors, their Affiliates have taken reasonable measures to ensure compliance with Sanctions and Money Laundering Laws.

17.23	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause 17 are made on the date of this Agreement.

(b)	The Repeating Representations are deemed to be repeated by each Obligor on:

(i)	the date of each Request;

(ii)	each Drawdown Date,

in each case with reference to the facts and circumstances then existing.

(c)	When a representation in Clause 17.12(a) is repeated on a Request for a Rollover Loan, the reference to a Default will be construed as a reference to an Event of Default.

18.	UNDERTAKINGS

18.1	Duration

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

18.2	Financial information

The Parent shall supply to the Agent in sufficient copies for all the Banks:

(a)	as soon as the same are available (and in any event within 120 days of the end of each of its financial years);

(i)	the audited consolidated accounts of the Group for that financial year;

(ii)	the unaudited unconsolidated accounts of AGAH for that financial year; and

(iii)	the unaudited consolidated accounts of the U.S. Borrower for that financial year; and

(b)	beginning with the financial quarter ending 30 September 2012 and as soon as the same are available (and in any event within 60 days of the end of each financial quarter):

(i)	the unaudited consolidated accounts of the Group for that financial quarter; and

(ii)	each other Obligor’s unaudited accounts for that financial quarter.

18.3	Information - miscellaneous

Each Obligor shall supply to the Agent, in each case in sufficient copies for all the Banks, if the Agent so requests:

(a)	all documents despatched by the Parent to its shareholders (or any class of them) or by it to its creditors (or any class of them) at the same time as they are despatched;

(b)

as soon as is reasonably practicable upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which have, or would be reasonably likely to have, a material adverse effect;

(c)

as soon as is reasonably practicable, such further information in the possession or control of any member of the Group as any Finance Party may reasonably request, including information regarding its financial condition and operations and an up-to-date list of Material Subsidiaries;

(d)	if any member of the Controlled Group:

(i)

gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which could reasonably be expected to constitute grounds for a termination of that Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given notice of that Reportable Event, a copy of the notice of that Reportable Event given or required to be given to the PBGC;

(ii)

receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganisation, is insolvent or has been terminated, a copy of that notice;

(iii)

receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of that notice;

(iv)	applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of that application;

(v)	gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of that notice and any other information filed with the PBGC;

(vi)	gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of that notice; or

(vii)

fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could reasonably be expected to result in the imposition of a Security Interest or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Obligor setting forth details of that occurrence and action, if any, which the Obligor or applicable member of the Controlled Group is required or proposes to take, provided, however, that no notice or other information shall be required under this paragraph (d) unless the event or condition to which it relates has, or would be likely to have, a material adverse effect.

18.4	Notification of Default

The Obligors’ Agent and the relevant Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

18.5	Compliance certificates

(a)	Each Obligor shall supply to the Agent:

(i)	together with its most recent accounts specified in Clause 18.2 (Financial information); and

(ii)	promptly at any other time, if the Agent (acting on the instructions of the Majority Banks (acting reasonably)) requests,

a certificate signed by two of its senior officers on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

(b)	The Parent shall supply to the Agent, together with the most recent Group accounts specified in Clause 18.2 (Financial information):

(i)	at the end of each financial year, a certificate from its auditors; and

(ii)	at the end of each half-year of each financial year, a certificate signed by two of its directors,

in each case demonstrating compliance with the terms of Clause 18.19 (Financial covenant) in relation to the relevant Group accounts, substantially in the form of Schedule 7 (Form of Compliance Certificate) (a Compliance Certificate).

18.6	Use of websites

(a)	Except as provided below, the Obligors’ Agent may deliver any information under this Agreement to a Bank by posting it on to an electronic website if:

(i)	the Agent and the Bank agree;

(ii)	the Obligors’ Agent and the Agent designate an electronic website for this purpose;

(iii)	the Obligors’ Agent notifies the Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Obligors’ Agent and the Agent.

The Agent must supply each relevant Bank with the address of and password for the website.

(b)	Notwithstanding the above, the Obligors’ Agent must supply to the Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Bank not agreeing to receive information via the website; and

(ii)	within ten Business Days of request any other Bank, if that Bank so requests.

(c)	The Obligors’ Agent must, promptly upon becoming aware of its occurrence, notify the Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in subparagraphs (i) or (ii) above occur, the Obligors’ Agent must supply any information required under this Agreement in paper form.

18.7	Authorisations

Each Obligor shall:

(a)	promptly obtain, maintain and comply with the terms of; and

(b)	as soon as is reasonably practicable, supply certified copies to the Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

18.8	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law.

18.9	Negative pledge

(a)	No Obligor shall, and the Parent shall procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any lien arising by operation of law in the ordinary course of business and securing amounts not more than 60 days overdue;

(ii)	any Security Interest listed in Schedule 10 (Existing Security) which secures Financial Indebtedness outstanding at the date of this Agreement;

(iii)

any Security Interest created on an undertaking or asset of a member of the Group in favour of a governmental or quasi-governmental (whether national, local or regional) or supra-governmental body in respect of the financing of that undertaking or asset at a preferential rate which secures only the payment or repayment of the financing for that undertaking or asset;

(iv)	any Security Interest over an asset in relation to which Project Finance Indebtedness has been incurred to secure that Project Finance Indebtedness;

(v)	any Security Interest arising in relation to set-off arrangements between cash balances and bank borrowings with the same bank which arise in the ordinary course of business;

(vi)

any Security Interest existing at the time of acquisition on or over any asset acquired by a member of the Group after the date of this Agreement which was not created in contemplation of or in connection with that acquisition, provided that the principal amount secured by such Security Interest and outstanding at the time of acquisition is not subsequently increased and the Security Interest is discharged within six months;

(vii)

in the case of any company which becomes a member of the Group after the date of this Agreement, any Security Interest existing on or over its assets when it becomes a member of the Group which was not created in contemplation of or in connection with it becoming a member of the Group, provided that:

(A)	the principal amount secured by such Security Interest and outstanding when the relevant company became a member of the Group is not increased;

(B)	no amount is secured by any such Security Interest which is not secured by the relevant Security Interest when the relevant company becomes a member of the Group; and

(C)	the Security Interest is discharged within six months;

(viii)

any Security Interest replacing any of the Security Interests permitted by subparagraphs (vi) and (vii), provided that the amount secured by any replacement Security Interest shall not exceed the amount outstanding and secured by the original Security Interest at the time of the creation of the replacement Security Interest, the value of the replacement asset over which the replacement Security Interest is created does not exceed the value of the asset over which the original Security Interest was held, the replacement Security Interest secures the same obligations as the original Security Interest and such replacement Security Interest is discharged within the original six month period specified in subparagraphs (vi) and (vii);

(ix)	any Security Interest in respect of any margin or collateral delivered or otherwise provided in connection with metal transactions; and

(x)

any other Security Interest or transaction that would otherwise be prohibited by Clause 18.10 (Transactions similar to security) provided that at the time that the Security Interest is created or the transaction is effected, the aggregate amount of indebtedness secured by all Security Interests permitted under subparagraph (ix) and this subparagraph (x), and the aggregate market or book value (whichever is the higher) of the assets or receivables the subject of transactions under Clause 18.10 (Transactions similar to security) does not exceed U.S.$400,000,000.

18.10	Transactions similar to security

No Obligor shall and the Parent shall procure that no other member of the Group will, in each case except as permitted by Clause 18.9(b)(x) (Negative pledge):

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset.

18.11	Disposals

(a)

No Obligor shall, and the Parent shall procure that no other Material Subsidiary will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity on arm’s length terms;

(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	disposals constituting part of any Permitted Reorganisation;

(iv)	disposals of cash made in the ordinary course of business of the Group;

(v)	disposals to shareholders by way of distribution or dividend payment; and

(vi)

any other disposal of assets where the book value of the assets disposed of, when aggregated with all other disposals of assets by any Obligor or any Material Subsidiary made after the date of this Agreement (other than those listed in subparagraphs (i) to (iii) above), does not exceed U.S.$1,000,000,000.

18.12	Change of business

The Parent shall procure that no substantial change is made to the general nature or scope of the business of the Group as a whole from that carried on at the date of this Agreement.

18.13	Mergers and acquisitions

(a)	No Obligor shall enter into any amalgamation, demerger, merger or reconstruction other than a Permitted Reorganisation.

(b)	(i) No Obligor shall, and the Parent shall procure that no other member of the Group will, acquire any assets or business or make any investment.

(ii)	Subparagraph (i) shall not apply to:

(A)

any acquisition of assets or business or any investment made, in each case, on arm’s length terms where the amount of the consideration for such assets, business or investment does not exceed the aggregate of:

I.	U.S.$750,000,000, provided that such amount is funded directly by, or out of the proceeds of, an issue of shares in the Parent; and

II.

when aggregated with the aggregate amount of the consideration for all other assets or businesses acquired or investments made by any member of the Group after the date of this Agreement (other than amounts in respect of acquisitions or investments permitted under subparagraph (A)(I) above or subparagraphs (B), (C) and (D) below), U.S.$1,300,000,000 (which, for the avoidance of doubt, may include, but is not limited to, amounts funded directly by, or out of the proceeds of, an issue of shares in the Parent);

(B)	any acquisition made in the ordinary course of business of the acquiring entity;

(C)	any investment in the ordinary course of business of the Group of cash whose disposal is permitted under Clause 18.11(b)(iv) (Disposals); and

(D)	any acquisition constituting part of any Permitted Reorganisation.

18.14	Insurance

Each Obligor shall, and the Parent shall procure that each other member of the Group will, in all material respects, maintain insurance with financially sound and reputable insurers with respect to its assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or a similar class of business.

18.15	Maintenance of status

Each Obligor shall, and the Parent shall procure that each Obligor and each Material Subsidiary will:

(a)	do all such things as are necessary to maintain its corporate existence; and

(b)	ensure that it has the right and is duly qualified to conduct its business, in all material respects, as it is conducted in all applicable jurisdictions.

18.16	Compliance with laws

Each Obligor shall, and the Parent shall procure that each member of the Group will comply with all applicable laws and regulations of any governmental authority, whether domestic or foreign, having jurisdiction over it or any of its assets, where failure to comply with any such laws or regulations would be reasonably likely to have a material adverse effect.

18.17	Compliance with Environmental Laws

Each Obligor shall, and the Parent shall procure that each member of the Group will:

(a)

comply with all Environmental Laws and maintain and comply with the terms and conditions of all Environmental Permits applicable from time to time to any of its businesses or assets or to any of its property where failure to comply would be reasonably likely to have a material adverse effect;

(b)	promptly notify the Agent of any breach of any Environmental Laws which has, or would be reasonably likely to have, a material adverse effect;

(c)

not cause, or exacerbate any condition resulting from, a release of any hazardous, toxic, harmful or dangerous chemicals, substances or wastes that would reasonably be expected to lead to a competent authority or a third party taking action or making a claim under any Environmental Laws, (including the requirement to clean up any contaminated land, or the revocation, suspension, variation or non-renewal of any Environmental Permits), which would be reasonably likely to have a material adverse effect; and

(d)	promptly upon the receipt of the same, notify the Agent of any claim, notice or other communications served on it in respect of:

(i)	any modification, suspension or revocation of any Environmental Permit applicable to it; or

(ii)	any alleged breach of any Environmental Laws,

which has, or would be reasonably likely to have, a material adverse effect.

18.18	ERISA

No Obligor shall, and the Parent shall procure that no member of the Controlled Group will:

(a)	fail to make payment when due of all amounts due as a contribution to any Plan or Multiemployer Plan; or

(b)

engage in any transaction in connection with which an Obligor could reasonably be expected to be subjected to either a civil penalty assessed pursuant to Section 502(i) of ERISA, a tax imposed by Section 4975 of the Code or breach of fiduciary duty liability damages, if the failure to make such payment or such penalty, tax or liability, as the case may be, has, or would be likely to have, a material adverse effect.

18.19	Financial covenant

(a)	In this Clause 18.19:

2010 Convertible Bonds means the U.S.$686,162,400 (and associated U.S.$102,924,350 over allotment) 6.00 per cent. Mandatory Convertible Subordinated Bonds due 15 September 2013 issued by AngloGold Ashanti Holdings Finance plc (AGAHF) on 15 September 2010.

Convertible Bonds means the U.S.$732,500,000 3.5 per cent. convertible bonds due 22 May 2014 issued by AGAHF under a trust deed among AGAHF, the Parent and The Law Debenture Trust Corporation plc as trustee, dated 22 May 2009, or any successor convertible bonds.

EBITDA means, in respect of any Measurement Period, the consolidated pre-taxation income before depreciation, amortisation and Net Interest Expense of the Group for that Measurement Period, adjusted:

(i)	to reverse entries made in order to comply with IAS 37 and IAS 39 or their successor standards requiring the marking to market of hedging transactions undertaken in the normal course of business;

(ii)	to reverse entries made for fair value adjustments relating to the option component of the Convertible Bonds and the 2010 Convertible Bonds;

(iii)	to reverse entries made for the translation gains and losses on monetary items in accordance with accounting standard IAS 21 or its successor standard;

(iv)

to reverse entries made following the early delivery or early unwinding and settlement in full of hedge transactions including non-hedge derivatives that are scheduled to mature at dates later than such Measurement Period and not due to any other events; and

(v)	for exceptional items resulting from the sale or any impairment or revaluation of mining assets or the restructuring of mining operations.

IAS 21 means International Accounting Standard 21, The Effects of Changes in Foreign Exchange Rates, as issued by the IASC and adopted and revised by the IASB.

IAS 37 means International Accounting Standard 37, Provisions, Contingent Liabilities and Contingent Assets, as issued by the IASC and adopted and revised by the IASB.

IAS 39 means International Accounting Standard 39, Financial Instruments: Recognition and Measurement, as issued by the IASC and adopted and revised by the IASB.

Measurement Period means the period of 12 months up to and ending on either the last day of a financial year or a half year of a financial year, as applicable.

Net Interest Expense means, in respect of any Measurement Period, all interest, acceptance commission and any other continuing, regular or periodic costs and expenses in the nature of interest (whether paid, payable or capitalised and including payments made in respect of interest rate hedging arrangements which in the normal course of business will not be marked-to-market) on a consolidated basis incurred in effecting, servicing or maintaining indebtedness of any of the types set out in subparagraphs (i) to (vii) of the definition of Net Financial Indebtedness during that period, minus all interest or amounts in the nature of interest received (other than amounts from other members of the Group) during that period.

Net Financial Indebtedness means at any time the aggregate (without double counting) of the following:

(i)	the outstanding principal amount of any moneys borrowed by any company and any outstanding overdraft debit balance of such company;

(ii)	the outstanding principal amount of any debenture, bond, note, loan stock or other security of any company (including redeemable preference shares but excluding the 2010 Convertible Bonds);

(iii)	the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution in favour of any company;

(iv)	the outstanding principal amount of all moneys owing to a company in connection with the sale or discounting of receivables (except to the extent they are on a non-recourse basis);

(v)

the outstanding principal amount of any indebtedness of any company arising from any advance or deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(vi)

the capitalised element of indebtedness of any company in respect of a lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased (except for (1) any lease which would be accounted for as an operational lease under the International Financial Reporting Standards published on 1 January 2009 and (2) the operating lease in respect of the corporate office of the Parent located at 76 Jeppe Street, Johannesburg);

(vii)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in subparagraph (ii) above; and

(viii)

the outstanding principal amount of any indebtedness of any person of a type referred to in subparagraphs (i) to (vii) above which is the subject of a guarantee, indemnity and/or other form of assurance against financial loss by any company, provided that any guarantee and/or counter indemnity given in support of a letter of credit issued to environmental authorities and/or other form of assurance against financial loss in respect of potential environmental liabilities shall not be taken into account for the purposes of this definition until such time as a call is made under any such letter of credit, less the aggregate amount of all credit balances (including interest accrued but not yet received or paid) on accounts of that company with any bank or financial institution.

Total Net Financial Indebtedness means at any time the consolidated (without double counting) Net Financial Indebtedness of all members of the Group.

(b)	All terms used in this Clause 18.19 which are not otherwise defined are to be interpreted in accordance with the International Financial Reporting Standards as at 1 January 2010.

(c)	All terms used in this Clause 18.19 are to be calculated in accordance with the accounting principles applied in the audited consolidated accounts of the Group for the year ended 31 December 2010.

(d)	If there is a dispute as to any interpretation of or computation for paragraph (a) above, the interpretation or computation of independent auditors approved by the Agent prevails.

(e)

The financial ratio specified in paragraph (f) below shall be tested as at the last day of each Measurement Period, by reference to the U.S. Dollar figures (and not figures in any other currency) and other information appearing in the relevant financial statements delivered to the Agent under Clause 18.2 (Financial information) in respect of the relevant period.

(f)	The Parent shall ensure that the ratio of Total Net Financial Indebtedness to EBITDA does not at any time exceed 3:1.

18.20	Know your customer requirements

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Agent or any Bank (or in the case of subparagraph (iii) above, any prospective new Bank) to comply with know your customer requirements in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in subparagraph (iii) above, on behalf of any prospective new Bank) in order for the Agent, such Bank or, in the case of the event described in subparagraph (iii) above, any prospective new Bank to carry out and be satisfied it has complied with all necessary know your customer requirements with respect to the transactions contemplated in the Finance Documents.

(b)

Each Bank must promptly on the request of the Agent supply to the Agent any documentation or other evidence which is reasonably required by the Agent to carry out and be satisfied with the results of all know your customer requirements with respect to the transactions contemplated in the Finance Documents.

18.21	Use of proceeds

The Obligors shall not, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or part of the proceeds of any Loan for the purpose of funding any trade, business or other activities:

(a)	to the knowledge of the Obligors after due and careful inquiry, involving or for the benefit of any Restricted Party; or

(b)	in any other manner that would result in any Obligor or any Bank being in breach of any applicable Sanctions.

18.22	Redomiciliation

AGAH shall not change its corporate domicile from the Isle of Man to any other jurisdiction, or attempt or resolve to do so, without the consent of the Majority Banks (not to be unreasonably withheld or delayed).

19.	DEFAULT

19.1	Events of Default

Each of the events set out in this Clause 19 is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

19.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place and in the currency in which it is expressed to be payable and it is not remedied within three Business Days of its due date.

19.3	Breach of financial covenant

The Parent does not comply with Clause 18.19(f) (Financial covenant).

19.4	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 19.2 (Non-payment) and 19.3 (Breach of financial covenant)) and such failure to comply (if it is capable of remedy) is not remedied within 30 days of the earlier of the Agent giving notice and the Obligor becoming aware of non-compliance.

19.5	Misrepresentation

A representation, warranty or statement made or repeated in any Finance Document or in any Request delivered by or on behalf of any Obligor is incorrect in any material respect when made or deemed to be made or repeated by reference to the circumstances then subsisting, and if the circumstances giving rise to such misrepresentation are capable of remedy, such Obligor shall have failed to remedy such circumstances within 30 days of its being made or deemed to be made.

19.6	Cross-default

(a)

Any Financial Indebtedness, other than Project Finance Indebtedness, of an Obligor or any Material Subsidiary is not paid when due originally or within any applicable grace period provided for in the relevant documentation;

(b)

an event of default howsoever described occurs under any document relating to Financial Indebtedness of an Obligor or any Material Subsidiary and is not remedied or waived irrevocably within five Business Days;

(c)

any Financial Indebtedness, other than Project Finance Indebtedness, of an Obligor or any Material Subsidiary becomes prematurely due and payable prior to its specified maturity (or is placed on demand) as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness;

(d)

without prejudice to paragraph (c) above, any Financial Indebtedness of an Obligor or any Material Subsidiary becomes capable of being declared due and payable prior to its specified maturity and the circumstances enabling such Financial Indebtedness to be capable of being declared due and payable are not remedied or waived irrevocably within five Business Days; or

(e)

without prejudice to paragraphs (c) and (d) above, any Security Interest securing Financial Indebtedness over any asset of an Obligor or any Material Subsidiary becomes enforceable, by reason of the occurrence of an event of default (howsoever described) provided that it is not remedied or waived irrevocably within five Business Days, provided that no Event of Default shall occur under this Clause 19.6 unless the aggregate amount of all the Financial Indebtedness with respect to which an event or events under paragraphs (a) to (e) above occurs or occur is at least U.S.$50,000,000 (or its equivalent in other currencies).

19.7	Insolvency

(a)	An Obligor or any Material Subsidiary is unable to pay its debts as they fall due or becomes insolvent, or admits inability to pay its debts as they fall due;

(b)	an Obligor or any Material Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness;

(c)	an Obligor or any Material Subsidiary is or is deemed for the purposes of any applicable law to be “Financially Distressed” (as defined in the South African Companies Act, 2008); or

(d)

an Obligor or any Material Subsidiary, by reason of financial difficulties, begins negotiations with its creditors generally (or any class of them) with a view to the readjustment or rescheduling of any of its indebtedness.

19.8	Insolvency proceedings

(a)	Any step (including petition, proposal or convening a meeting) is taken with a view:

(i)	to a composition, assignment or arrangement with any creditors of an Obligor or any Material Subsidiary; or

(ii)

to the rehabilitation, appointment of a trustee, administration, custodianship, judicial management, liquidation, appointment of a business rescue practitioner, provisional liquidation, winding-up or dissolution of a member of the Group or any other insolvency proceedings involving an Obligor or any Material Subsidiary, which step, if taken by any person other than an Obligor or a Material Subsidiary is not withdrawn or dismissed within 30 days or, if earlier, by the second Business Day before the date for hearing of the relevant petition or legal proceedings;

(b)

a meeting of an Obligor or any Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up, its administration, its dissolution, or for the appointment of a liquidator, business rescue practitioner, provisional liquidator, trustee or administrator to it, or any such resolution is passed;

(c)

any person presents a petition for the winding up of, administration of, dissolution of or for the appointment of a liquidator, provisional liquidator, trustee or administrator or business rescue practitioner to an Obligor or any Material Subsidiary which step, if taken by any person other than an Obligor or a Material Subsidiary, is not withdrawn or dismissed within 30 days or, if earlier, by the second Business Day before the date for hearing the petition or legal proceedings; or

(d)	an order for the winding-up or administration or commencement of business rescue proceedings of an Obligor or any Material Subsidiary is made,

other than in respect of a solvent liquidation of a member of the Group which is not an Obligor or which is part of a Permitted Reorganisation.

19.9	Appointment of receivers and managers

(a)

Any liquidator, trustee in bankruptcy, judicial custodian, judicial manager, compulsory manager, receiver, receiver-manager, administrative receiver, administrator, business rescue practitioner or the like is appointed in respect of an Obligor or any Material Subsidiary or any material part of its assets; or

(b)

the directors of an Obligor or any Material Subsidiary requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, judicial manager, compulsory manager, receiver, receiver-manager, administrative receiver, administrator, business rescue practitioner or the like, other than in respect of a solvent liquidation of a member of the Group which is not an Obligor or which is part of a Permitted Reorganisation.

19.10	Creditors’ process

Any attachment, sequestration, distress, execution, implementation of any business rescue plan (as contemplated by the South African Companies Act, 2008) or legal process affects the whole or any substantial part of the property, undertaking or assets of an Obligor or any Material Subsidiary and is not discharged within 30 days.

19.11	U.S. Bankruptcy Laws

(a)	Any Obligor makes a general assignment for the benefit of creditors;

(b)

any Obligor commences a voluntary case or proceeding under the United States Bankruptcy Code of 1978, or under any other United States Federal or State bankruptcy, insolvency or other similar law (each a U.S. Bankruptcy Law and collectively U.S. Bankruptcy Laws);

(c)

an involuntary case under any U.S. Bankruptcy Law is commenced against any Obligor and the petition is not controverted within 30 days and is not dismissed or stayed within 90 days after commencement of the case;

(d)	an order for relief or other order approving any case or proceeding in respect of any Obligor is entered under any U.S. Bankruptcy Law; or

(e)

a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any U.S. Bankruptcy Law for or takes charge of, all or substantial part of the property of any Obligor.

19.12	Analogous proceedings

There occurs, in relation to an Obligor or any Material Subsidiary, any event anywhere which, in the reasonable opinion of the Majority Banks, corresponds with any of those mentioned in Clauses 19.7 (Insolvency) to 19.11 (U.S. Bankruptcy Laws) (inclusive).

19.13	Cessation of business

An Obligor or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business, other than in accordance with a disposal permitted under Clause 18.11 (Disposals).

19.14	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its payment or other material obligations under the Finance Documents.

19.15	Guarantee

The guarantee of any of the Guarantors is not effective or is alleged by an Obligor to be ineffective for any reason.

19.16	Ownership of the Obligors

AngloGold Ashanti USA Incorporated or AGAH is not or ceases to be a wholly-owned Subsidiary of the Parent.

19.17	Official Consents

Any authorisation, approval or consent required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents is revoked where such revocation would be reasonably likely to have a material adverse effect.

19.18	ERISA

To the extent any of the following has, or would be likely to have, a material adverse effect:

(a)	any member of the Controlled Group fails to pay when due:

(i)	any amount which it is required to pay under Title IV of ERISA; or

(ii)	the amount of any contributions required under any Plan or Multiemployer Plan or to meet the minimum funding standard set forth in ERISA or the Code with respect to a Plan;

(b)

notice of intent to terminate a Plan in a distress termination pursuant to Section 4041(c) of ERISA is filed by any member of the Controlled Group, any Plan administrator or any combination of the foregoing if that termination results in an unfunded liability;

(c)

the PBGC institutes proceedings under Title IV or ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan;

(d)	there occurs any event, series of events or condition by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or

(e)

there occurs a termination or reorganisation of, a complete or partial withdrawal from, or a default (within the meaning of Section 4219(c)(5) of ERISA) with respect to, one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a current payment obligation.

19.19	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.20	Material adverse change

In the opinion of the Majority Banks (acting reasonably) a material adverse change occurs:

(a)	in the business or financial condition of the Obligors taken together or the Group as a whole; or

(b)

in the ability of any Obligor (taking into account the resources available to it from the other Obligors) to perform its payment obligations under any of the Finance Documents or its obligations under Clause 18.19(f) (Financial covenant).

19.21	Acceleration

(a)

Immediately upon the occurrence of an Event of Default under Clause 19.11 (U.S. Bankruptcy Laws), the Total Commitments will be immediately and automatically cancelled and the Loans, together with accrued interest and all other amounts accrued under the Finance Documents will become immediately and automatically due and payable without the requirement of notice or any other formality.

(b)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Obligors’ Agent:

(i)	cancel the Total Commitments;

(ii)

demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instructions of the Majority Banks.

20.	THE AGENT AND THE MANDATED LEAD ARRANGERS

20.1	Appointment and duties of the Agent

(a)	Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Party appointing the Agent irrevocably authorises the Agent on its behalf to:

(i)

perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Agent on that Party’s behalf.

(c)	The Agent has only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

20.2	Role of the Mandated Lead Arrangers

Except as specifically provided in this Agreement, no Mandated Lead Arranger has obligations of any kind to any other Party under or in connection with any Finance Document.

20.3	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

20.4	Majority Banks’ instructions

(a)

The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions, the Agent may act as it considers to be in the best interests of all the Banks.

(b)	The Agent is not authorised to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document.

20.5	Delegation

The Agent may act under the Finance Documents through its personnel and agents.

20.6	Responsibility for documentation

Neither the Agent nor any Mandated Lead Arranger is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

20.7	Default

(a)

The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default or if it has actual knowledge of a Default, it shall promptly notify the Banks.

(b)

The Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

20.8	Exoneration

(a)

Without limiting paragraph (b) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

20.9	Reliance

The Agent may:

(a)	rely on any notice, representation or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)

rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

20.10	Credit approval and appraisal

Without affecting the responsibility of each Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

(a)

has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or any Mandated Lead Arranger in connection with any Finance Document; and

(b)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

20.11	Information

(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clause 4 (Conditions Precedent), upon the request and at the expense of that Bank.

(c)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, the Agent has no duty:

(i)

either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of any Obligor or of its related entities, whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with a Finance Document, to request any certificates or other documents from any Obligor.

20.12	The Agent and the Mandated Lead Arrangers individually

(a)

If it is also a Bank, each of the Agent and each Mandated Lead Arranger has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent or a Mandated Lead Arranger.

(b)	Each of the Agent and each Mandated Lead Arranger may:

(i)	carry on any business with an Obligor or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

(c)

In acting as the Agent, the agency division of the Agent will be treated as a separate entity from its other divisions and departments. Any information acquired by the Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Agent may be treated as confidential by the Agent and will not be deemed to be information possessed by the Agent in its capacity as such.

(d)	Each Obligor irrevocably authorises the Agent to disclose to the other Finance Parties any information which is received by it in its capacity as the Agent.

(e)	The Agent may deduct from any amount received by it for the Banks pro rata any unpaid fees, costs and expenses of the Agent incurred by it in connection with the Finance Documents.

20.13	Indemnities

(a)

Without limiting the liability of each Obligor under the Finance Documents, each Bank shall within three Business Days from written demand indemnify the Agent for that Bank’s proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent’s gross negligence or wilful misconduct.

(b)

A Bank’s proportion of the liability or loss set out in paragraph (a) above will be the proportion which its participation in the Loans (if any) bears to all the Loans on the date of the demand. However, if there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

20.14	Compliance

(a)

The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)

Without prejudice to the generality of paragraph (a) above, the Agent may disclose the identity of a Defaulting Bank to the other Finance Parties and the Obligors’ Agent and shall promptly disclose the same upon the written request of the Obligors’ Agent or the Majority Banks.

(c)

Without limiting paragraph (a) above, the Agent need not disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person. The Obligors will not impose any duty of secrecy or confidentiality on the Agent (with respect to the Banks) in relation to information provided to the Agent in its capacity as such.

20.15	Replacement of the Agent

(a)

Notwithstanding its irrevocable appointment and after consultation with the Parent, the Majority Banks may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Banks) replace the Agent by appointing a successor Agent.

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Banks) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Banks to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 20 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

20.16	Resignation of the Agent

(a)

Notwithstanding its irrevocable appointment, the Agent may resign by giving notice to the Banks and the Obligors’ Agent, in which case the Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may, after consultation with the Obligors’ Agent, appoint any institution which was a Mandated Lead Arranger as at the date of this Agreement as successor Agent.

(b)

If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the Agent may appoint a successor Agent.

(c)

The resignation of the Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the Agent and the term Agent will mean the successor Agent.

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)

Upon its resignation becoming effective, this Clause 20 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (d) above, it shall have no further obligations under any Finance Document.

(f)

The Majority Banks may, by notice to the Agent, require it to resign in accordance with paragraph (a) above. In this event, the Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Agent.

(g)

The Agent shall resign in accordance with paragraph (a) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (b) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents:

(i)

the Agent fails to respond to a request under Clause 11.3(c) (U.S. Tax Forms) and the Obligors’ Agent or a Bank reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on, or at any time at which any amount is or may be outstanding under the Finance Documents after, that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 11.3(c) (U.S. Tax Forms) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on, or at any time at which any amount is or may be outstanding under the Finance Documents after, that FATCA Application Date; or

(iii)

the Agent notifies the Obligors’ Agent and the Banks that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on, or at any time at which any amount is or may be outstanding under the Finance Documents after, that FATCA Application Date, and (in each case) the Obligors’ Agent or a Bank believes that a Party may be required to make a FATCA Withholding that would not be required if the Agent were a FATCA Exempt Party, and the Obligors’ Agent or that Bank, by notice to the Agent, requires it to resign.

20.17	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

20.18	Banks

(a)

The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Bank to the contrary.

(b)	The Agent may at any time, and shall if requested to do so by the Majority Banks, convene a meeting of the Banks.

20.19	Extraordinary management time and resources

The Borrowers shall forthwith on demand pay the Agent for the reasonable cost of utilising its management time or other resources in connection with:

(a)

any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of a Borrower or the Obligors’ Agent and relating to a Finance Document or a document referred to in any Finance Document;

(b)	the occurrence of a Default; or

(c)	the proper enforcement of, or the preservation of any rights under, any Finance Document.

Any amount payable to the Agent under this Clause will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Obligors’ Agent, and is in addition to any fee paid or payable to the Agent under Clause 21 (Fees).

20.20	Know your customer

(a)	Nothing in this Agreement shall oblige the Agent or a Mandated Lead Arranger to satisfy any know your customer requirements in relation to the identity of any person on behalf of any Finance Party.

(b)

Each Finance Party confirms to the Agent and each Mandated Lead Arranger that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

21.	FEES

21.1	Structuring and Participation fees

The Borrowers shall pay to the Agent, on the earlier of the first Drawdown Date and 30 days from the date of this Agreement, the structuring and participation fees in the amounts agreed in the Mandated Lead Arranger and Lead Arranger Fee Letter. These fees shall be distributed by the Agent among the Mandated Lead Arrangers and the Banks in accordance with the arrangements agreed by them with the Agent prior to the date of this Agreement.

21.2	Agent’s fee

The Borrowers shall pay to the Agent for its own account an agency fee in the amount agreed in the Agent’s Fee Letter. The agency fee is payable annually in advance. The first payment of this fee is payable within five Business Days of the date of this Agreement and each subsequent payment is payable on each anniversary of the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

21.3	Commitment fee

(a)

Subject to paragraph (c) below, the Borrowers shall pay a commitment fee computed at the rate of 35 per cent. of the applicable Margin on the undrawn, uncancelled amount of each Bank’s Commitment during the Commitment Period.

(b)

Accrued commitment fee is payable quarterly in arrear until the Final Maturity Date. Accrued commitment fee is also payable to the Agent for a Bank on the date that Bank’s Commitment is cancelled in full.

(c)	No commitment fee is payable to the Agent (for the account of a Bank) on the undrawn Commitment of that Bank for:

(i)	the period from the date of this Agreement to and including the earlier of:

(A)	the date on which the Existing Facility is repaid and cancelled in full; and

(B)	the date falling seven Business Days after the date of this Agreement; and

(ii)	any day on which that Bank is a Defaulting Bank.

21.4	Utilisation fee

(a)	The Borrowers shall pay to the Agent for each Bank a utilisation fee computed at the rate of:

(i)	for each day on which the aggregate amount of the Loans then outstanding is less than one third of the Total Commitments, 0.2 per cent. per annum;

(ii)

for each day on which the aggregate amount of the Loans then outstanding equals or exceeds one third of the Total Commitments but is less than two thirds of the Total Commitments, 0.4 per cent. per annum; and

(iii)	for each day on which the amount of the Loans then outstanding equals or exceeds two thirds of the Total Commitments, 0.6 per cent. per annum,

on the amount of that Bank’s participation in the Loans.

(b)

Accrued utilisation fee is payable quarterly in arrear until the Final Maturity Date. Accrued utilisation fee is also payable to the Agent for a Bank on the date that Bank’s Commitment is cancelled in full.

21.5	VAT

(a)

All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is or becomes chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document and the Finance Party is required to account for the VAT, that Party must pay to the Finance Party (in addition to the consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party must also at the same time reimburse and indemnify (as the case may be) the Finance Party against all VAT incurred by the Finance Party in respect of such costs or expenses but only to the extent that the Finance Party (reasonably) determines that neither it nor any member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d)

Any reference in this Clause 21.5 to any Party will, at any time when that Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by a Member State).

(e)

If VAT is chargeable on any supply made by a Finance Party to any Party under a Finance Document and if reasonably requested by the Finance Party, the Party must promptly give the Finance Party details of its VAT registration number and any other information as is reasonably requested in connection with the Finance Party’s reporting requirements for the supply.

22.	EXPENSES

22.1	Initial and special costs

The Borrowers shall, within five Business Days of notice by the Agent to the Obligors’ Agent, pay the Agent and each Mandated Lead Arranger the amount of all reasonable costs and expenses (including legal fees) incurred by any of them in connection with:

(a)	the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement; and

(b)

any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document.

22.2	Enforcement costs

The Borrowers shall, within five Business Days of notice by the Agent to the Obligors’ Agent, pay to each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

23.	STAMP DUTIES

The Borrowers shall pay, and within five Business Days of notice by the Agent to the Obligors’ Agent indemnify each Finance Party against any liability it incurs in respect of, any stamp,

registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such tax payable in connection with the entry into of a Novation Certificate.

24.	INDEMNITIES

24.1	Currency indemnity

(a)

If a Finance Party receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)

if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Obligor shall forthwith on demand pay to the Finance Party concerned any exchange costs and taxes payable in connection with any such conversion.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2	Other indemnities

(a)	The Obligors shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Default;

(ii)	the operation of Clause 19.21 (Acceleration);

(iii)

any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Interest Period or Designated Interest Period (as defined in Clause 9.4 (Default interest) relative to the amount so received; or

(iv)

a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by that Finance Party) a Loan not being made after the Obligors’ Agent has delivered a Request.

The Obligor’s liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)

Each Bank shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of loss or liability referred to in paragraphs (a)(iii) and (iv) above for any Interest Period in which such loss or liability accrued.

25.	EVIDENCE AND CALCULATIONS

25.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

25.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is prima facie evidence of the matters to which it relates.

25.3	Calculations

Interest and Commitment fees accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days.

26.	AMENDMENTS AND WAIVERS

26.1	Procedure

(a)

Subject to Clause 26.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Obligors’ Agent and the Majority Banks. The Agent may effect, on behalf of any Finance Party, an amendment or waiver permitted under this Clause.

(b)	The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

26.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Banks in Clause 1.1 (Definitions);

(ii)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment to a Bank under the Finance Documents (including the Margin);

(iii)

an increase or extension in a Bank’s Commitment (other than in accordance with Clause 2.2 (Increase)) or any requirements that a cancellation of Commitments reduces the Commitments of the Banks rateably;

(iv)	a change to the identity of any Borrower or Guarantor;

(v)	a term of a Finance Document which expressly requires the consent of each Bank; or

(vi)	Clause 2.3 (Nature of a Finance Party’s rights and obligations), Clause 2.4 (Nature of a Borrower’s obligations), Clause 27.2 (Transfers by Banks), Clause 30 (Pro Rata Sharing) or this Clause 26,

may not, subject to Clause 26.4 (Disenfranchisement of Defaulting Banks) and Clause 26.5 (Excluded participations), be effected without the consent of each Bank.

(b)	An amendment or waiver which affects the rights and/or obligations of the Agent may not be effected without the agreement of the Agent.

26.3	Waivers and remedies cumulative

The rights and remedies of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary and no single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right or remedy of a Finance Party is not a waiver of that right or remedy and does not constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing.

26.4	Disenfranchisement of Defaulting Banks

(a)

For so long as a Defaulting Bank has any undrawn Commitment, in ascertaining the Majority Banks or whether any given percentage (including, without limitation, unanimity) of the Total Commitments has been obtained in relation to any request for a consent, waiver, amendment or other vote under the Finance Documents:

(i)	that Defaulting Bank’s Commitments will be reduced by the amount of its undrawn Commitment; and

(ii)	the Defaulting Bank will not be counted as a Bank for the purposes of Clause 26.2 (Exceptions) if it has no participation in any outstanding Loans.

(b)	For the purposes of this Clause 26.4, the Agent may assume that the following Banks are Defaulting Banks:

(i)	any Bank which has notified the Agent that it has become a Defaulting Bank; or

(ii)	any Bank in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Bank” has occurred,

unless it has received notice to the contrary from the Bank concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Bank has ceased to be a Defaulting Bank.

26.5	Excluded participations

If any Defaulting Bank fails to respond to a request for a consent, waiver, amendment or other vote under the Finance Documents within ten Business Days (or any longer period stipulated by the Agent with the agreement of the Obligors’ Agent in relation to that request) of that request being made:

(a)

its participation in all outstanding Loans shall not be included for the purpose of calculating the aggregate amount of all Loans then outstanding when ascertaining whether any relevant percentage of the aggregate amount of all Loans then outstanding has been obtained to approve that request; and

(b)	it will not count as a Bank for the purposes of Clause 26.2 (Exceptions).

26.6	Replacement of a Defaulting Bank

(a)	The Obligors’ Agent may, at any time a Bank has become and continues to be a Defaulting Bank, by giving five Business Days’ prior written notice to the Agent and such Bank:

(i)	replace such Bank by requiring such Bank to (and such Bank shall) transfer pursuant to Clause 27.2 (Transfers by Banks) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Bank to (and such Bank shall) transfer pursuant to Clause 27.2 (Transfers by Banks) all (and not part only) of the undrawn Commitment of the Bank,

to a Bank, other bank or financial institution (a Replacement Bank) selected by the Obligors’ Agent, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Bank (including the assumption of the transferring Bank’s participations or unfunded participations (as the case may be) on the same basis as the transferring Bank) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Bank’s participation in the outstanding Loans and all accrued interest, amounts payable under paragraph (a)(iii) of Clause 24.2 (Other indemnities) and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Bank pursuant to this Clause shall be subject to the following conditions:

(i)	the Obligors’ Agent shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Bank shall have any obligation to the Obligors’ Agent to find a Replacement Bank;

(iii)	the transfer must take place no later than 20 Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Bank be required to pay or surrender to the Replacement Bank any of the fees received by the Defaulting Bank pursuant to the Finance Documents.

27.	CHANGES TO THE PARTIES

27.1	Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

27.2	Transfers by Banks

(a)

A Bank (the Existing Bank) may, subject to paragraph (b) below, at any time assign, transfer or novate any of its Commitment and/or rights and/or obligations under this Agreement to another bank or financial institution (the New Bank).

(b)	(i)	A transfer of part of a Commitment and/or participation in the Loans must be in a minimum amount of at least U.S.$5,000,000 and any transfer:

(A)	of a participation in the Loans must be made pro rata as between all then outstanding Loans; and

(B)	any transfer must be made pro rata between the undrawn Commitments of the Existing Bank and its participations in all then outstanding Loans;

(ii)

the prior consent of the Parent is required for any such assignment, transfer or novation which takes place prior to the first Drawdown Date, unless the New Bank is a Bank or an Affiliate of a Bank or while an Event of Default is continuing. However, the prior consent of the Parent must not be unreasonably withheld or delayed and will be deemed to have been given if, within five Business Days of receipt by the Parent of an application for consent, it has not been expressly refused; and

(iii)

on or after the first Drawdown Date an Existing Bank must consult with the Parent for no more than five Business Days before it may make such assignment, transfer or novation, unless the New Bank is a Bank or an Affiliate of a Bank or while an Event of Default is continuing.

(c)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with Clause 27.3 (Procedure for novations); or

(ii)

the New Bank confirms to the Agent and the Obligors’ Agent that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(d)	Nothing in this Agreement restricts the ability of a Bank to subcontract an obligation if that Bank remains liable under this Agreement for that obligation.

(e)

On each occasion an Existing Bank assigns, transfers or novates any of its Commitment and/or rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of U.S.$3,000.

(f)	An Existing Bank is not responsible to a New Bank for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(g)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)

has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(h)	Nothing in any Finance Document obliges an Existing Bank to:

(i)	accept a re-transfer from a New Bank of any of the Commitment and/or rights and/or obligations assigned, transferred or novated under this Clause; or

(ii)	support any losses incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

(i)

Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

27.3	Procedure for novations

(a)	A novation is effected if:

(i)	the Existing Bank and the New Bank deliver to the Agent a duly completed certificate, substantially in the form of Schedule 5 (Form of Novation Certificate) (a Novation Certificate); and

(ii)

the Agent executes it, provided that the Agent is only obliged to execute a Novation Certificate upon its satisfaction (acting reasonably) with the results of all “know your customer” or other checks relating to the identity of any person that it is required to carry out in relation to the transfer to such New Bank.

(b)	Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)	the Existing Bank and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)

the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii)	the rights of the Existing Bank against the existing Parties and vice versa (the discharged rights) will be cancelled; and

(iv)

the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate (the Transfer Date).

(d)

A Novation Certificate may, in addition to a bank or financial institution which is the New Bank thereunder, designate an Affiliate of the New Bank for the purposes referred to in Clause 2.6 (Affiliate Facility Offices) and shall be effective to do so if that Affiliate also executes the Novation Certificate (and relevant references in the Finance Documents shall be read accordingly).

27.4	Pro rata interest settlement

If the Agent has notified the Banks that it is able to distribute interest payments on a pro rata basis to Existing Banks and New Banks then (in respect of any transfer pursuant to Clause 27.3 (Procedure for novations) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Bank up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Bank (without further interest accruing on them) on the last day of the current Interest Period; and

(b)	the rights assigned or transferred by the Existing Bank will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Bank; and

(ii)

the amount payable to the New Bank on that date will be the amount which would, but for the application of this Clause 27.4 have been payable to it on that date, but after deduction of the Accrued Amounts.

27.5	Affiliates of Banks

(a)	Each Bank may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Bank or becomes a Bank by means of a Novation Certificate or an Increase Confirmation in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement or in a notice given by that Bank to the Agent and the Obligors’ Agent.

In this event, the Bank and the Affiliate will participate in Loans in the manner provided for in subparagraph (ii) above.

(b)	If paragraph (a) above applies, the Bank and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Banks.

27.6	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (with the consent of the Obligors’ Agent) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

27.7	Security over Bank’s rights

In addition to the other rights provided to Banks under this Clause 27, each Bank may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Bank including, without limitation any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank except that no such charge, assignment or Security Interest shall:

(a)

release a Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Bank as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights that those required to be made or granted to the relevant Bank under the Finance Documents.

27.8	Register

The Agent, acting solely for this purpose as the agent of the Obligors, shall keep a register of the names and addresses of each Bank and the Commitment of, and the principal amount owing to, each Bank from time to time (the Register). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agent and the Banks shall treat each person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Obligors or any Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

28.	DISCLOSURE OF INFORMATION

(a)	In this Clause:

Permitted Parties means a Bank and any of its Affiliates.

(b)	A Bank may disclose a copy of any Finance Document (and any information which that Bank has acquired under or in connection with any Finance Document) to:

(i)	its Affiliates;

(ii)	any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement;

(iii)	any person to whom or for whose benefit that Bank charges, assigns or otherwise creates a Security Interest (or may do) pursuant to Clause 27.7 (Security over Bank’s rights);

(iv)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(v)	any ratings agency, insurer or insurance broker of the Permitted Parties, or direct or indirect provider of credit protection to any Permitted Party; or

(vi)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties.

(c)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more of the Borrowers the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currency of the Facility;

(ix)	type of Facility (i.e. that it is a revolving credit facility);

(x)	Final Maturity Date of the Facility;

(xi)	changes to any of the information previously supplied pursuant to paragraphs (i) to (x) above; and

(xii)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(d)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(e)	Each Obligor represents that none of the information set out in paragraphs (i) to (v) and (vii) to (x) of paragraph (c) above is, nor will at any time be unpublished price-sensitive information.

(f)	The Agent shall notify the Parent and other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors;

(ii)	the number or, as the case may be, the numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

29.	SET-OFF

A Finance Party may set off any matured obligation owed by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

30.	PRO RATA SHARING

30.1	Redistribution

If any amount owing by an Obligor under the Finance Documents to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 10 (Payments) (a recovery), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

(b)

the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

(c)	subject to Clause 30.3 (Exceptions), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the redistribution) equal to the excess;

(d)

the Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 10 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 10.7 (Partial payments); and

(e)

after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

30.2	Reversal of redistribution

If under Clause 30.1 (Redistribution):

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for the period whilst it held the re-distribution. Thereupon, the subrogation in Clause 30.1(e) will operate in reverse to the extent of the reimbursement.

30.3	Exceptions

(a)

A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 30.1(e).

(b)

A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so or did not take separate legal proceedings.

31.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

32.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.	NOTICES

33.1	Giving of notices

All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated, may be made by letter, facsimile or e-mail. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile or e-mail, when received in legible form.

However, a notice given in accordance with the above but received on a non Business Day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

33.2	Electronic communication

(a)	Any communication between any two Parties under or in connection with the Finance Documents may be made by e-mail or other electronic means, to the extent that those two Parties:

(i)	agree and such agreement is not revoked by either Party;

(ii)	notify each other in writing of their e-mail address and/or any other information required to enable the sending and receipt of information by electronic means; and

(iii)	notify each other of any change to the address or information referred to in subparagraph (ii) above.

(b)

Any electronic communication made between those two Parties under paragraph (a) above will only be effective when received in legible form and, in the case of any electronic communication made by a Party to the Agent only, if it is addressed in accordance with the Agent instructions.

33.3	Addresses for notices

(a)	The address and facsimile number of each Party (other than the Obligors’ Agent and the Agent) for all notices under or in connection with this Agreement are:

(i)	those notified by that Party for this purpose to the Agent on or before the date it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

(b)	The address, telephone and facsimile numbers of the Obligors’ Agent are:

Address:	AngloGold Ashanti Holdings plc
1st Floor
Atlantic House
4-8 Circular Road
Douglas
Isle of Man
IM1 1AG

Fax:	+44 1624 613 874

Telephone:	+44 1624 697 281

E-mail:	LMcGlew@anglogoldashanti.co.im

For the attention of:	The Managing Director

or such other as the Obligors’ Agent may notify to the Agent by not less than five Business Days’ notice.

(c)	The address, telephone and facsimile numbers of the Agent are:

Address:	5 The North Colonnade
Canary Wharf
London
E14 4BB

Fax:	+44 20 7773 4893

Telephone:	+44 20 7773 3792

Email:	Emma.Sharma@barclays.com

For the attention of:	Emma Sharma

or such other as the Agent may notify to the other Parties by not less than five Business Days’ notice.

(d)	All notices from or to an Obligor shall be sent through the Agent and the Obligors’ Agent.

(e)	The Agent shall, promptly upon request from any Party, give to that Party the address or facsimile number of any other Party applicable at the time for the purposes of this Clause 33.

33.4	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

34.	LANGUAGE

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

35.	JURISDICTION

35.1	Submission

(a)

For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

(b)

Without prejudice to paragraph (a) above and for the benefit of each Finance Party, each Obligor agrees that any New York State court or Federal court sitting in New York City or County has jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of those courts.

35.2	Service of process

Without prejudice to any other mode of service, each Obligor:

(a)	irrevocably appoints:

(i)

St James’s Corporate Services Limited, 6 St James’s Place, London SW1A 1NP as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)

CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with any Finance Document;

(b)

agrees to maintain an agent for service of process in England and in the State of New York until all amounts which may be or become payable by Obligors under or in connection with the Finance Documents have been, irrevocably paid in full;

(c)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned;

(d)

consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 33.3 (Addresses for notices); and

(e)

agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the relevant Obligor shall immediately appoint a further person in England or in the State of New York, as appropriate, to accept service of process on its behalf in England or in the State of New York, as appropriate, failing such appointment within 15 days, the Agent is entitled to appoint such a person by notice to the Obligors.

35.3	Forum convenience and enforcement abroad

Each Obligor:

(a)	waives objection to the English courts and New York State and Federal courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)

agrees that subject to the Reservations, a judgment or order of an English court or New York State or Federal courts in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

35.4	Non-exclusivity

Nothing in this Clause 35 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

36.	WAIVER OF IMMUNITY

Each Obligor irrevocably and unconditionally:

(a)

agrees that if a Finance Party brings proceedings against it or its assets in relation to a Finance Document, no immunity from those proceedings (including, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

(b)	waives any such right of immunity which it or its assets now has or may subsequently acquire; and

(c)

consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in those proceedings.

37.	INTEGRATION

The Finance Documents contain the complete agreement between the Parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

38.	WAIVER OF JURY TRIAL

THE OBLIGORS AND THE FINANCE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.	U.S.A. PATRIOT ACT NOTICE

Each Finance Party hereby notifies the Obligors that pursuant to the requirements of the U.S.A. PATRIOT Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Finance Party, to identify the Obligors in accordance with the U.S.A. PATRIOT Act. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the U.S.A. PATRIOT Act.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

BANKS AND COMMITMENTS

Banks	Commitment U.S.$

Australia and New Zealand Banking Group Limited		61,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.		61,000,000
Barclays Bank PLC		61,000,000
Canadian Imperial Bank of Commerce, London Branch		61,000,000
China Construction Bank Corporation, Johannesburg Branch		61,000,000
Citibank, N.A., London Branch		61,000,000
Commonwealth Bank of Australia (ABN 48 123 123 124)		61,000,000
Deutsche Bank AG, London Branch		61,000,000
Goldman Sachs Bank USA		61,000,000
HSBC Bank plc		61,000,000
Morgan Stanley Bank, N.A.		61,000,000
Royal Bank of Canada		61,000,000
Scotiabank (Ireland) Limited		61,000,000
Standard Chartered Bank		61,000,000
UBS AG, London Branch		61,000,000
Bank of Montreal Ireland p.l.c.		42,500,000
JPMorgan Chase Bank, N.A., London Branch		42,500,000
Total Commitments	US$	1,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.	A copy of the constitutional documents of each Obligor.

2.	A copy of a resolution of the board of directors of each Obligor:

(a)	approving the terms of, and the transactions contemplated by, this Agreement;

(b)

in the case of the Parent, authorising it, for the purposes of section 45(2) of the South African Companies Act, 2008, to provide the “financial assistance” that may arise as a result of its entry into this Agreement;

(c)	(if applicable) authorising a specified person or persons to execute this Agreement on its behalf; and

(d)	disclosing and approving any conflicts of interests of the directors of the relevant Obligor in relation to this Agreement and the transactions contemplated hereby;

3.	A copy of:

(a)	unanimous written resolutions of the shareholders of each Guarantor (other than the Parent) approving the relevant Guarantor’s execution and performance of this Agreement;

(b)

the special resolution duly passed by the shareholders of the Parent authorising it for the purposes required under section 45(3)(a)(ii) of the South African Companies Act, 2008, to provide the “financial assistance” that may arise as a result of its entry into this Agreement dated 16 November 2011.

4.	A certificate from the registered agent of AGAH, certifying details of the current directors, shareholders and unregistered charges of AGAH.

5.

A specimen of the signature of each person authorised to sign this Agreement on behalf of each Obligor and to sign and/or despatch all documents and notices to be signed and/or despatched by each Obligor under or in connection with this Agreement.

6.	Evidence that the process agents referred to in Clause 35.2 (Service of process) have accepted their appointment under that Clause.

7.

Evidence that all official consents, licences and approvals (including the exchange control approval of the South African Reserve Bank dated on or prior to the date of this Agreement) required in connection with the entry into and performance of this Agreement have been obtained.

8.	A list of current Material Subsidiaries.

9.

A copy of the Original Group Accounts, the audited consolidated accounts of the Group for the year ended 31 December 2010 and copies of the financial statements of each other Obligor most recently produced.

10.

A copy of any other authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document, and of which the Obligors’ Agent has been notified at least five Business Days prior to the date of this Agreement.

11.	An original of each Fee Letter, duly executed by all parties thereto.

12.	Evidence that the Existing Facility will be repaid and cancelled in full on or by the first Drawdown Date.

13.

Evidence that all fees and expenses remaining due and payable immediately prior to the first Request from the Obligors under the Finance Documents have been or will be paid on or before the first Drawdown Date.

14.	A certificate of an authorised signatory of the Parent:

(a)	confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing or guarantee limit binding on any Obligor to be exceeded; and

(b)	certifying that each copy document delivered under this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

15.	A solvency certificate signed on behalf of the U.S. Borrower by the Chief Financial Officer or equivalent officer of the U.S. Borrower in form and substance satisfactory to the Agent’s U.S. lawyers.

16.	A certificate of good standing in respect of the U.S. Borrower.

17.

An officer’s certificate signed on behalf of the U.S. Borrower by the secretary of the U.S. Borrower certifying that each copy document relating to it specified in this Schedule 2 is true, correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

18.	A copy of the current structure chart of the Group.

19.	A copy of the structure chart of the Group following the completion of the Specified Corporate Restructurings.

20.

Evidence that all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act, to the extent requested prior to the date of this Agreement, has been received in relation to each Obligor in form and substance satisfactory to the Agent.

21.	(a)	A legal opinion of Allen & Overy LLP, legal advisers in the U.S.A. to the Agent, addressed to the Finance Parties;

(b)	a legal opinion of Appleby (Isle of Man) LLC, legal advisers in the Isle of Man to the Agent, addressed to the Finance Parties;

(c)	a legal opinion of Webber Wentzel, legal advisers in South Africa to the Agent, addressed to the Finance Parties; and

(d)	a legal opinion of Allen & Overy LLP, legal advisers in England to the Agent, addressed to the Finance Parties.

SCHEDULE 3

CALCULATION OF THE MANDATORY COSTS

1.	General

(a)	The Mandatory Cost is to compensate a Bank for the cost of compliance with:

(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions);

(ii)	the requirements of the European Central Bank, or

(iii)	the requirements of the South African Reserve Bank.

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)

The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Bank in the relevant Loan) of the rates for the Banks calculated by the Agent in accordance with this Schedule on the first day of an Interest Period (or as soon as possible after then).

(d)	The Agent must distribute each amount of Mandatory Cost among the Banks on the basis of the rate for each Bank or Reference Bank.

(e)	Any determination by the Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Bank lending from a Facility Office in the U.K.

(a)	The relevant rate for a Bank lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

where on the day of application of the formula E is calculated by the Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)

fees rules means the then current rules on periodic fees in the Financial Services Authority Fees Manual or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(ii)

fee tariffs means the fee tariffs specified in the fees rules under the activity group A.1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iii)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)

If requested by the Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)

Each Bank must supply to the Agent the information required by it to make a calculation of the rate for that Bank. In particular, each Bank must supply the following information on or prior to the date on which it becomes a Bank:

(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Agent reasonably requires for that purpose.

Each Bank must promptly notify the Agent of any change to the information supplied to it under this paragraph.

(f)

The rates of charge of each Reference Bank for the purpose of E above are determined by the Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Bank notifies the Agent to the contrary, the Agent may assume that the Bank’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)

The Agent has no liability to any Party if its calculation over or under compensates any Bank. The Agent is entitled to assume that the information provided by any Bank or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Bank lending from a Facility Office in a Participating Member State or the Republic of South Africa

(a)

The relevant rate for a Bank lending from a Facility Office in a Participating Member State or the Republic of South Africa is the percentage rate per annum notified by that Bank to the Agent. This percentage rate per annum must be certified by that Bank in its notice to the Agent as its reasonable determination of the cost (expressed as a percentage of that Bank’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank or the South African Reserve Bank (as applicable) in respect of Loans made from that Facility Office.

(b)	If a Bank fails to specify a rate under paragraph (a) above, the Agent will assume that the Bank has not incurred any such cost.

4.	Changes

(a)	The Agent may, after consultation with the Obligors’ Agent and the Banks, determine and notify all the Parties of any amendment to this Schedule 3 which is required to reflect:

(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority, the European Central Bank or the South African Reserve Bank (or, in any case, any successor authority).

SCHEDULE 4

FORM OF REQUEST

To:	[Barclays Bank PLC] as Agent

From:	AngloGold Ashanti Holdings plc as Obligors’ Agent

Date:	[ ]

AngloGold Ashanti Holdings plc and AngloGold Ashanti USA Incorporated - U.S.$ 1,000,000,000 Syndicated Loan Facility Agreement dated [—] July 2012

1.	On behalf of the Borrower identified below, we request a Loan as follows:

(a)	Borrower: [ ]

(b)	Drawdown Date: [ ]

(c)	Amount: U.S.$[ ]

(d)	Interest Period: [ ]

(e)	Payment instructions: [ ].

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.

By:

AngloGold Ashanti Holdings plc

(in its capacity as Obligors’ Agent)
Authorised Signatory

SCHEDULE 5

FORM OF NOVATION CERTIFICATE

To:	[Barclays Bank PLC] as Agent

From:	[THE EXISTING BANK] and [THE NEW BANK]

Date:	[ ]

AngloGold Ashanti Holdings plc and AngloGold Ashanti USA Incorporated - U.S.$ 1,000,000,000 Syndicated Loan Facility Agreement dated [—] July 2012

We refer to Clause 27.3 (Procedure for novations).

1.

We [            ] (the Existing Bank) and [            ] (the New Bank) agree to the Existing Bank and the New Bank novating the Existing Bank’s Commitment (or part) and/or rights and obligations referred to in the Schedule in accordance with Clause 27.3 (Procedure for novations).

2.	The specified date for the purposes of Clause 27.3(c) is [date of novation].

3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 33.3 (Addresses for notices) are set out in the Schedule.

4.	This Novation Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Commitment/Rights and obligations to be novated

[Insert relevant details]

[Existing Bank]	[New Bank]

By:	By:

Date:	Date:

[New Bank]

[Facility Office	Address for notices]

[ ]

Email address for notices:

Country of origin of New Bank:

By:

Date:

SCHEDULE 6

BORROWERS’ OBLIGATIONS

1.	Reinstatement

(a)

Where any discharge (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the other Borrowers under this Agreement shall continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

2.	Waiver of defences

The obligations of a Borrower under this Agreement will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Agreement or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

(a)	any time or waiver granted to, or composition with, any other Obligor or any other person;

(b)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(d)

any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Agreement shall include each variation or replacement;

(e)

any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that each Borrower’s obligations under this Agreement shall remain in full force, as if there were no unenforceability, illegality or invalidity; or

(f)

any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of each Borrower’s obligations under this Agreement be construed as if there were no such circumstance.

3.	Immediate recourse

Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under the terms of this Agreement.

4.	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower shall be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from any Borrower or on account of each Borrower’s liability under this Agreement, bearing interest at an appropriate rate.

5.	Non-competition

Until all amounts which may be or become payable by any Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, neither Borrower shall, after a claim has been made or by virtue of any payment or performance by it under this Agreement:

(a)

be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of such Borrower’s liability under this Agreement;

(b)	claim, rank, prove or vote as a creditor of any other Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of any other Borrower, or exercise any right of set-off as against such Borrower,

unless the Agent otherwise directs. Each Borrower shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this paragraph 5 or as directed by the Agent.

6.	Limitation on obligations of U.S. Borrower

Each Finance Party agrees that the U.S. Borrower’s liability under this Agreement is limited so that no obligations of, or transfer by, the U.S. Borrower under this Agreement is subject to avoidance and turnover under any applicable bankruptcy or fraudulent transfer law.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	[Barclays Bank PLC] as Agent

From:	ANGLOGOLD ASHANTI LIMITED

Date:	[ ]

AngloGold Ashanti Holdings plc and AngloGold Ashanti USA Incorporated - U.S.$ 1,000,000,000 Syndicated Loan Facility Agreement dated [—] July 2012 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date] Total Net Financial Indebtedness was [ ]; and EBITDA was [ ]; therefore, the ratio of Total Net Financial Indebtedness to EBITDA was [ ] to 1.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[                     ].

4.	[We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

[        ].]

5.	[We confirm that no Default is outstanding as at [relevant testing date].1]

ANGLOGOLD ASHANTI LIMITED

By:

Name of director	Name of director

[insert applicable certification language]

for

[auditors of the Parent]

[1]	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

SCHEDULE 8

FORM OF INCREASE CONFIRMATION

To:	[Barclays Bank PLC] as Agent and AngloGold Ashanti Holdings plc as Obligors’ Agent, for and on behalf of each Obligor

From:	[—] (the Increase Bank)

Dated:

AngloGold Ashanti Holdings plc and AngloGold Ashanti USA Incorporated – U.S.$ 1,000,000,000 Syndicated Loan Facility Agreement dated [—] July 2012 (the Agreement)

1.	We refer to the Agreement. This is an Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.

The Increase Bank agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Bank under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Bank and the Relevant Commitment is to take effect (the Increase Date) is [—].

5.	On the Increase Date, the Increase Bank becomes party to the relevant Finance Documents as a Bank.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Bank for the purposes of Clause 33.3 (Addresses for notices) of the Agreement are set out in the Schedule.

7.	The Increase Bank expressly acknowledges the limitations on the Banks’ obligations referred to in paragraph (e) of Clause 2.2 (Increase) of the Agreement.

8.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Bank

[insert relevant details]

[Facility office address, fax number, e-mail address and attention details for notices and account details for payments]

[Increase Bank]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [☐].

Agent

By:

SCHEDULE 9

FORM OF MARGIN CERTIFICATE

To:	[Barclays Bank PLC] as Agent

From:	AngloGold Ashanti Holdings plc as Obligors’ Agent for and on behalf of each Obligor

Date:	[ ]

AngloGold Ashanti Holdings plc and AngloGold Ashanti USA Incorporated - U.S.$ 1,000,000,000 Syndicated Loan Facility Agreement dated [—] July 2012 (the Agreement)

1.	We refer to the Agreement. This is a Margin Certificate.

2.	We confirm that as at [date]:

(a)	the long term debt rating of the Parent given by Moody’s was [—];

(b)	the long term debt rating of the Parent given by S&P was [—];

(c)	no Event of Default is continuing; and

(d)	accordingly, the applicable Margin is [—] per cent. per annum.

ANGLOGOLD ASHANTI HOLDINGS PLC

Name of authorised signatory/director	Name of authorised signatory/director

SCHEDULE 10

EXISTING SECURITY

1.	A South African rand denominated finance lease arrangement with Turbine Square Two (Pty) Limited securing an amount of ZAR266,558,146 as at 30 June 2012.

2.	A U.S.$ denominated finance lease arrangement with Caterpillar Financial Services Corporation securing an amount of U.S.$8,900,227 as at 30 June 2012.

3.	A U.S.$ denominated finance lease arrangement with Mazuma Capital Corp securing an amount of U.S.$580,089 as at 30 June 2012.

4.	A Brazilian real denominated finance lease arrangement with CSI Latina Arrendamento Mercantil S.A. securing an amount of BRL2,384,739 as at 30 June 2012.

5.	A Nambian dollar denominated finance lease arrangement with Navachab Lewcor Mining securing an amount of NAD26,881,655 as at 30 June 2012.

SIGNATORIES

Borrowers

ANGLOGOLD ASHANTI HOLDINGS PLC

By:

Title:

ANGLOGOLD ASHANTI USA INCORPORATED

By:

Title:

Guarantors

ANGLOGOLD ASHANTI LIMITED

By:	By:

Title:	Title:

ANGLOGOLD ASHANTI HOLDINGS PLC

By:

Title:

ANGLOGOLD ASHANTI USA INCORPORATED

By:

Title:

Obligors’ Agent

ANGLOGOLD ASHANTI HOLDINGS PLC

By:

Title:

Mandated Lead Arrangers

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:

BARCLAYS BANK PLC

By:

CANADIAN IMPERIAL BANK OF COMMERCE, LONDON BRANCH

By:

CHINA CONSTRUCTION BANK CORPORATION, JOHANNESBURG BRANCH

By:

CITIBANK, N.A., LONDON BRANCH

By:

COMMONWEALTH BANK OF AUSTRALIA

By:

DEUTSCHE BANK AG, LONDON BRANCH

By:

GOLDMAN SACHS INTERNATIONAL

By:

HSBC BANK PLC

By:

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:

ROYAL BANK OF CANADA

By:

SCOTIABANK (IRELAND) LIMITED

By:

STANDARD CHARTERED BANK

By:

UBS AG, LONDON BRANCH

By:

Lead Arrangers

BANK OF MONTREAL

By:

J.P. MORGAN LIMITED

By:

Banks

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:

BANK OF MONTREAL IRELAND P.L.C.

By:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:

BARCLAYS BANK PLC

By:

CANADIAN IMPERIAL BANK OF COMMERCE, LONDON BRANCH

By:

CHINA CONSTRUCTION BANK CORPORATION, JOHANNESBURG BRANCH

By:

CITIBANK, N.A., LONDON BRANCH

By:

COMMONWEALTH BANK OF AUSTRALIA (ABN 48 123 123 124)

By:

DEUTSCHE BANK AG, LONDON BRANCH

By:

GOLDMAN SACHS BANK USA

By:

HSBC BANK PLC

By:

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:

MORGAN STANLEY BANK, N.A.

By:

ROYAL BANK OF CANADA

By:

SCOTIABANK (IRELAND) LIMITED

By:

STANDARD CHARTERED BANK

By:

UBS AG, LONDON BRANCH

By:

Agent

BARCLAYS BANK PLC

By: